Section 2: EX-10.2 (EXHIBIT 10.2)
AGREEMENT TO RESTRUCTURE PARTNERSHIP

BETWEEN

WESTERN-MOUNTAIN VIEW II INVESTORS,
A CALIFORNIA LIMITED PARTNERSHIP

“PARTNERSHIP”

AND

ESSEX PORTFOLIO, L.P.,
A CALIFORNIA LIMITED PARTNERSHIP

“EPLP”

AND

ESSEX PROPERTY TRUST, INC.,
A MARYLAND CORPORATION

“ESSEX REIT”

AND

ESSEX MANAGEMENT CORPORATION,
A CALIFORNIA CORPORATION

“EMC”

AND

GENERAL PARTNERS OF THE PARTNERSHIP

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5.1	Adjustments Generally	41
5.2	Taxes, Assessments and Utilities	41
5.3	Rent	41
5.4	Payments on Permitted Exceptions	42
5.5	Contract Payments and Other Expenses	42
5.6	Partner Consent	42
5.7	Adjustments and Prorations Generally	42
5.8	Post-Closing Audit	42
Article 6 - DEFAULTS AND REMEDIES		43
6.1	Defaults	43
6.2	Reimbursement of Loan-Related Fees Paid by Essex	43
Article 7 - INDEMNIFICATION		43
7.1	By the General Partners and the other Existing Partners	43
7.2	Indemnification Procedure	46
7.3	Cooperation in Defense	47
7.4	Survival	47
Article 8 - MISCELLANEOUS		47
8.1	Brokers	47
8.2	Marketing	48
8.3	Entire Agreement; No Amendment	48
8.4	Certain Expenses	48
8.5	Audit	49
8.6	Notices	49
8.7	No Assignment	50
8.8	Governing Law	50
8.9	Multiple Counterparts; Facsimile Signatures	50
8.1	Further Assurances	50
8.11	Miscellaneous	50
8.12	Invalid Provisions	50
8.13	Confidentiality; Publicity	51
8.14	Time of Essence	51
8.15	Attorneys Fees	51
8.16	Essex Approvals and Decisions	51
The following schedules and exhibits have been omitted and will be furnished to the SEC upon request:
EXHIBIT A LIST OF ALL EXISTING PARTNERS OF THE PARTNERSHIP		54
EXHIBIT B INVESTMENT REPRESENTATIONS AND WARRANT		57
EXHIBIT C UCC JURISDICTIONS		59
EXHIBIT D FORM OF PROSPECTIVE SUBSCRIBER QUESTIONNAIRE		61

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Section 2: EX-10.2 (EXHIBIT 10.2)
AGREEMENT TO RESTRUCTURE PARTNERSHIP

This AGREEMENT TO RESTRUCTURE PARTNERSHIP (this “Agreement”) is entered into as of this 13th day of June, 2007, by Western-Mountain View II Investors, a California limited partnership, having an address of 777 California Avenue, Palo Alto, California 94304 (the “Partnership”), George M. Marcus, Donald V. Baptist and James Fuqua, three of the four current general partners of the Partnership (each a “General Partner” and, collectively, the “General Partners”), Essex Portfolio, L.P., a California limited partnership (“EPLP”), having an address of 925 East Meadow Drive, Palo Alto, CA 94303, Essex Property Trust, Inc., a Maryland corporation, having an address of 925 East Meadow Drive, Palo Alto, CA 94303 (“Essex REIT”) and Essex Management Corporation, a California corporation, having an address of 925 East Meadow Drive, Palo Alto, CA 94303 (“EMC”).  EPLP, Essex REIT and EMC shall collectively be known as “Essex”.

RECITALS

1.           The Partnership is a 61.83% tenant-in-common owner of the land and improvements consisting of a 156-unit apartment complex located at 107 S. Mary Avenue in the City of Sunnyvale, County of Santa Clara, State of California, commonly known as the “Thomas Jefferson Apartments” and the General Partners are three of the four current general partners of the Partnership.  Western-San Jose IV Investors, a California limited partnership (the “Co-Owner Partnership”), is a 38.17% tenant-in-common owner of such property.

2.           EPLP and EMC each wish to acquire partnership interests in the Partnership for the consideration set forth in this Agreement.  In a simultaneous transaction, EPLP and EMC each wish to acquire partnership interests in the Co-Owner Partnership and restructure the Co-Owner Partnership in accordance with the terms set forth in a separate Agreement to Restructure Partnership, dated the date hereof, relating to the Co-Owner Partnership (the “Other Restructuring Agreement”).

3.           The individuals and entities listed in Exhibit A are the general and limited partners of the Partnership (collectively, the “Existing Partners”).  The restructuring of the Partnership to admit EPLP and EMC and amend and restate the Partnership Agreement, as set forth in this Agreement, requires the written consent of 100% of the Existing Partners (the “Partner Consent”).  The “Partner Consent” shall include the written consent of the Existing Partners with respect to the Partnership’s entry into this Agreement.

4.           The Partnership proposes to seek the Partner Consent and, in connection therewith, to offer the Existing Partners the opportunity to remain as partners of the Partnership (subject to Section 1.3 hereof) or receive cash in exchange for their interests in the Partnership (subject to Section 2.1(r) hereof) (so long as (i) the Existing Partners who wish to receive Units (as defined below) consist of Accredited Investors and (ii) the offering is conducted in all respects in compliance with Regulation D promulgated under the Securities Act (the conditions described in clauses (i) and (ii) above are hereafter referred to as the “Reg. D Compliance Test”). The parties agree and acknowledge that the Reg. D Compliance Test must be applied on an aggregate basis as if this transaction and the transaction contemplated by the Other Restructuring

Agreement were integrated pursuant to Rule 502(a) promulgated under the Securities Act (“Integrated Offerings”).

5.           Subject to the satisfaction of the Reg. D Compliance Test, the receipt of the Partner Consent and the other conditions to closing set forth herein, the parties to this Agreement propose to amend and restate the limited partnership agreement of the Partnership to make EMC its sole general partner and each of the following limited partners, with interests in the form of units (“Units”) in the Partnership:  (i) EPLP; and (ii) each of the Existing Partners which is offered and properly accepts the opportunity to remain as a limited partner of the Partnership in accordance with Section 1.3(a) below (collectively, the “Continuing Partners”).

6.           The parties propose that upon closing of the transactions contemplated hereby, the General Partners and the other Continuing Partners who hold Units in the Partnership shall enter into the Registration Rights Agreement (as defined below).

7.           Each of the parties hereto has been advised by the other parties and acknowledges that the parties hereto would not be entering into this Agreement without the representations, warranties and covenants which are being made and agreed to herein by each party hereto and that each party is entering into this Agreement in reliance on such representations, warranties and other covenants.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance on all representations, warranties and covenants made by each of the parties hereto, the parties agree as follows:

DEFINITIONS

The following terms as used in this Agreement will have the meanings attributed to them as set forth below unless the context clearly requires another meaning.  The terms set forth below do not constitute all defined terms set forth in this Agreement.  Such other defined terms shall have the meanings ascribed to them elsewhere in this Agreement.

“Accountants” has the meaning set forth in Section 4.9.

“Accredited Investor” means a person who qualifies as an “accredited investor” under Rule 501 of the Securities Act.

“Action” shall mean any claim, suit, litigation, labor dispute, arbitration, investigation or other action or proceeding.

“Affiliate” shall mean any entity in which the Person (as defined below) in question owns directly or indirectly more than fifty percent (50%) of any class of securities or interest issued by such entity or any entity controlling, controlled by or under common control with the Person in question.

“Appraised Value” shall mean $28,000,000.

“Appurtenances” - See definition of “Real Property.”

“Authority” shall mean a governmental body or agency having jurisdiction over Essex, the Partnership, an Existing Partner or the Property.

“Bank Accounts” has the meaning set forth in Section 2.1(a)(xvi).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to close.

“Cash Interest Holders” shall mean persons holding partnership interests in the Partnership who, pursuant to this Agreement, are to have interests redeemed for cash at or prior to the Closing, as provided in Section 1.7 hereof and subject to Section 2.1(r) hereof.

“Claims” shall mean all restrictions, liens, claims, charges, pledges or encumbrances of any kind or nature whatsoever.

“Closing” shall mean the restructuring of the Partnership as contemplated by this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.10.

“Code” shall mean the Internal Revenue Code of 1986, as in effect from time to time, and applicable rules and regulations thereunder.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Commission” shall mean the Securities and Exchange Commission.

“Consent Solicitation” has the meaning set forth in Section 1.2.

“Consents” has the meaning set forth in Section 2.1(b).

“Continuing Partners” has the meaning set forth in Paragraph 5 of the Recitals.

“Contracts” shall mean, subject to the terms of this definition below, all contracts, undertakings, commitments, agreements, obligations, guarantees and warranties (i) relating to the Property, (ii) to which the Partnership is a party or (iii) by which the Partnership or the Property is bound.  “Contracts” include, without limitation, utility contracts, management contracts, construction contracts, maintenance and service contracts, parking contracts, employment contracts, equipment leases and brokerage and leasing agreements, but excludes the Leases (as defined below) and the Mortgage Instruments (as defined below).

“Co-Owner Partnership” has the meaning set forth in Paragraph 1 of the Recitals.

“Elections” has the meaning set forth in Section 2.1(b).

“EMC” has the meaning set forth in the introductory paragraph of this Agreement.

“EPLP” has the meaning set forth in the introductory paragraph of this Agreement.

“Equity Value” shall mean (i) with respect to the interest of each General Partner, the amount determined by multiplying such General Partner’s general partner percentage interest in the Partnership by the GP Net Equity Amount and (ii) with respect to the interest of each Existing Limited Partner, the amount determined by multiplying such Existing Limited Partner’s limited partner percentage interest in the Partnership by the LP Net Equity Amount.  A pro forma calculation of the Equity Value for each of the Existing Partners of the Partnership is set forth in Schedule 1.

“Essex” has the meaning set forth in the introductory paragraph of this Agreement.

“Essex Documents” has the meaning set forth in Exhibit B.

“Essex Indemnified Parties” shall mean EMC, EPLP, Essex REIT, the Partnership and their respective subsidiaries, Affiliates, successors and assigns, and all of such parties’ officers, directors, shareholders, members, employees, agents, representatives and attorneys.

“Essex REIT” has the meaning set forth in the introductory paragraph of this Agreement.

“Essex Stock” shall mean the common stock, par value $.01 per share, of Essex REIT.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as in effect from time to time, and applicable rules and regulations thereunder.  Any reference herein to specific section or sections of the Exchange Act shall be deemed to include a reference to any corresponding provision of future law.

“Existing Limited Partners” shall mean the Existing Partners other than the General Partners.

“Existing Partners” has the meaning set forth in Paragraph 3 of Recitals.

“Final Fiscal Year” has the meaning set forth in Section 4.9(h).

“General Partners” has the meaning set forth in the introductory paragraph of this Agreement.

“GP Net Equity Amount” shall mean 20% of the Net Equity Amount.

“Improvements” -- See definition of “Real Property.”

“Indebtedness” shall mean all obligations (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) to pay the deferred purchase price of property or services (other than accrued expenses arising in the ordinary course of business), (iv) under leases that would, in accordance with generally accepted accounting principles, appear on the balance sheet of the lessee as liabilities, (v) secured by a lien, (vi) in respect of letters of credit, or bankers acceptances, contingent or otherwise, or (vii) in respect of any guaranty or endorsement or other obligations to be liable for the debts of another Person.

“Indemnitee” has the meaning set forth in Section 7.2(a).

“Indemnitor” has the meaning set forth in Section 7.2(a).

“Intangibles” shall mean all intangible property owned or used by the Partnership in connection with the ownership, use, operation or development of the Property, including, without limitation:  (i) the right to use the name “Thomas Jefferson Apartments” hereto and any other trade name used in connection with the Property, (ii) the Partnership’s rights in, to and under the Contracts, (iii) the Partnership’s rights in, to and under the Leases (as defined below), all guaranties of the Leases, all security deposits under the Leases, all other security, if any, under the Leases and any rent prepaid under the Leases and (iv) the Partnership’s rights in, to and under all Licenses (as defined below) and any warranties, guaranties and other rights relating to the ownership, use, operation or development of the Property to the extent transferable (collectively, the “Other Rights”), including, without limitation, the Licenses and Other Rights listed on Exhibit L hereto.

“Integrated Offerings” has the meaning set forth in Paragraph 4 of the Recitals.

“Intellectual Property” shall have the meaning set forth in Section 3.1(u).

“Investment Company Act” shall mean the Investment Company Act of 1940, as in effect from time to time, and applicable rules and regulations thereunder.  Any reference herein to a specific section or sections of the Investment Company Act shall be deemed to include a reference to any corresponding provision of future law.

“Land” -- See definition of “Real Property.”

“Law” or “Laws” has the meaning set forth in Section 3.1(e).

“Leases” has the meaning set forth in Section 3.1(c).

“Liabilities” shall mean liabilities, Indebtedness, obligations, commitments, expenses, Claims or guarantees of any nature (whether absolute, accrued, contingent or otherwise).

“Licenses” has the meaning set forth in Section 3.1(e).

“Limited Partnership Agreement” shall mean that certain Amended and Restated Agreement of Limited Partnership of Western-Mountain View II Investors, a California limited partnership, to be dated as of the Closing Date, in the form attached hereto as Exhibit J.

“Loss” or “Losses” shall mean any and all claims, losses, damages, costs, liabilities, fines, penalties, deficiencies, diminution of value, causes of action and expenses, including, without limitation, attorney’s fees and disbursements, whether direct, contingent or consequential.

“LP Net Equity Amount” shall mean 80% of the Net Equity Amount.

“Material Adverse Effect” shall mean a material adverse effect on the business, assets, condition (financial or otherwise) or prospects of such Person or Persons, as the case may be.

“Major Casualty” has the meaning set forth in Section 4.6(a).

“Major Condemnation” has the meaning set forth in Section 4.6(b).

“Mortgage Debt” shall mean (i) the existing mortgage financing encumbering the Property as of the date of this Agreement ($14,000,000 principal balance as of the date hereof) plus (ii) an additional $6,000,000 principal in mortgage financing to be placed on the Property prior to Closing, each as described in Exhibit E hereto, and as reduced by regularly scheduled payments of principal actually paid in full when due from and after the date hereof through the Closing Date.

“Mortgage Debt Consent Documents” has the meaning set forth in Section 1.12.

“Mortgage Debt Estoppels” has the meaning set forth in Section 1.12.

“Mortgage Instruments” shall mean all agreements and other instruments securing or evidencing the Mortgage Debt or otherwise executed and delivered in connection therewith, as described on Exhibit E hereto.

“Mortgage Lender” has the meaning set forth in Section 1.12.

“Net Equity Amount” shall mean the excess of (i) the sum of (A) 61.83% of the Appraised Value and (B) all other assets (including cash) of the Partnership over (ii) the sum of (A) 61.83% of the Mortgage Debt and (B) all other indebtedness and liabilities of the Partnership.

“New Matters” has the meaning set forth in Section 2.1(a).

“Notice” has the meaning set forth in Section 7.2(a).

“Old Bank Accounts” has the meaning set forth in Section 4.14.

“Other Restructuring Agreement” has the meaning set forth in Paragraph 2 of the Recitals.

“Other Rights” -- See definition of “Intangibles.”

“Partner Consent” has the meaning set forth in Paragraph 3 of the Recitals.

“Partnership” has the meaning set forth in the introductory paragraph to this Agreement.

“Partnership Agreement” shall mean that certain Limited Partnership Agreement of the Partnership dated August 31, 1971, as amended, in effect on the date hereof.

“Partnership Financial Statements” has the meaning set forth in Section 2.1(a)(x).

“Permitted Exceptions” means, with respect to the Property, those exceptions to title to the Property and those encumbrances on the Personal Property as are approved in writing by Essex on or before the date hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, business trust, limited liability company, trust, unincorporated organization or government or a political subdivision, agency or instrumentality thereof or other entity or organization of any kind.

“Personal Property” shall mean all tangible personal property owned by the Partnership located on or in or used in connection with the Real Property as of the date of this Agreement or the Closing Date, including, without limitation, all equipment, systems and appliances relating to the Property and other items listed in Exhibit G hereto.

“Post-Closing Audit” has the meaning set forth in Section 5.8.

“Preliminary Report” has the meaning set forth in Section 2.1(a)(i).

“Pricing Value” shall mean the weighted average (by daily trading volume) of the closing price of one share of Essex Stock as reported by the New York Stock Exchange for the thirty (30) consecutive trading days ending on the third (3rd) Business Day immediately preceding the Closing Date; provided, however, that (i) if such weighted average is less than $112.00 per share, then the Pricing Value shall be deemed equal to $112.00 per share and (ii) if such weighted average is greater than $120.00 per share, then the Pricing Value shall be deemed equal to $120.00 per share.

“Property” shall mean, individually and collectively, all Real Property, Personal Property and Intangibles owned by the Partnership.  All references in this Agreement to the Property shall be deemed to refer to all or any portion of the Property.

“Prospective Subscriber Questionnaire” shall mean the questionnaire in the form attached hereto as Exhibit D to be completed and delivered to Essex by the Partnership and each Existing Partner, or Affiliate or constituent owner of such Existing Partner, who will receive Units, directly or indirectly, in connection with the Closing or any other transaction or series of related transactions contemplated hereby or by the Related Agreements.

“Real Property” shall mean, individually for each parcel and collectively for all parcels, the land more particularly described in Exhibit H hereto (the “Land”), together with all rights, licenses, privileges and easements appurtenant thereto, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under and that may be produced from the Land, as well as all development rights, land use entitlements and rights in off-site facilities and amenities servicing the Land or any improvements located thereon, including, without limitation, building permits, licenses, permits and certificates, utilities commitments, air rights, water, water rights, riparian rights and water stock relating to the Land and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and all of the Partnership’s right, title and interest in and to all roads, easements, rights of way, strips or gores and alleys adjoining or servicing the Land (collectively, the “Appurtenances”) and all improvements and fixtures located on the Land or the Appurtenances, including, without limitation, the building(s) located or to be located on the Land, containing as of the date of this Agreement an aggregate of 156 apartment units, and all apparatus and equipment used in connection with the operation or occupancy of the Land, such improvements or the

Appurtenances, including, without limitation, heating and air conditioning systems and facilities used to provide any services on the Land or the Appurtenances or for the improvements, and all parking and related facilities and amenities (collectively, the “Improvements”).

“Redemption Equity Value” shall mean, with respect to the interest of each Existing Limited Partner, such Existing Limited Partner’s limited partner percentage interest as set forth on Exhibit A attached hereto, multiplied by the LP Net Equity Amount.  A pro forma calculation of the Redemption Equity Value for each of the Existing Limited Partners of the Partnership is set forth in Schedule 1.

“Reg. D Compliance Test” has the meaning set forth in Paragraph 4 in the Recitals.

“Reference Rate” has the meaning set forth in Section 7.1(d).

“Registration Rights Agreement” shall mean the Registration Rights and Lock-Up Agreement to be entered into among the Continuing Partners and Essex REIT in the form attached hereto as Exhibit K.

“Related Agreements” means, collectively, all documents to be executed and delivered in connection with this Agreement, including, without limitation, the Limited Partnership Agreement, the Registration Rights Agreement, the election or subscription documents to be executed and returned by the Existing Partners, the questionnaire or other certifications to ascertain the Accredited Investor status of the Existing Partners and all other documents referred to in Section 2.1(n).

“Related Transaction Documents” has the meaning set forth in Section 8.3.

“Rent Roll” has the meaning set forth in Section 2.1(a)(xi).

“Refinancing” has the meaning set forth in Section 1.12.

“Schedule of Actions” has the meaning set forth in Section 2.1(a)(xiv).

“Schedule of Agreements” has the meaning set forth in Section 2.1(a)(v).

“Schedule of Partners” has the meaning set forth in Section 1.5.

“Securities Act” shall mean the Securities Act of 1933, as in effect from time to time, and applicable rules and regulations thereunder.  Any reference herein to a specific section or sections of the Securities Act shall be deemed to include a reference to any corresponding provision of future law.

“Securities Laws” has the meaning set forth in Section 2.1(c).

“Survey” has the meaning set forth in Section 2.1(e).

“Taxes” has the meaning set forth in Section 3.1(o)(i).

“Tenant Ready” shall mean that the applicable apartment unit is clean, freshly painted, all appliances are working and generally ready for an immediate move-in by a tenant.

“Terminable Contracts” has the meaning set forth in Section 2.1(a)(v).

“Title Company” has the meaning set forth in Section 2.1(a)(i).

“Title Policy” has the meaning set forth in Section 2.1(d).

“Transaction Documents” has the meaning set forth in Section 3.4(a).

“Units” has the meaning set forth in Paragraph 5 of the Recitals.

“Warranties” has the meaning set forth in Section 2.1(a)(iv).

ARTICLE 1 – CONSENT SOLICITATION AND CLOSING

1.1  Cooperation of the General Partner

The General Partners have conducted due diligence with respect to the transactions contemplated by this Agreement and, subject to receipt of the Partner Consent as provided herein, hereby (i) approve and consent as general partners of the Partnership to each of such transactions; (ii) agree to recommend (and not to withdraw such recommendation) to the Existing Partners that they grant the Partner Consent; and (iii) agree to exercise their reasonable best efforts to obtain the Partner Consent through the consent solicitation described in Section 1.2 hereof, as well as other required third party consents to the restructuring of the Partnership as contemplated by this Agreement.  Notwithstanding the foregoing, the parties agree that (i) the General Partners may discuss with the Limited Partners to the extent that the General Partners deem necessary or appropriate the information in the Consent Solicitation and related materials and (ii) the General Partners will attempt to contact by telephone all Existing Partners who do not respond to the Consent Solicitation within ten (10) business days of mailing and whenever practicable, to direct any questions regarding Essex to a person or persons to be designated by Essex, although in general, the parties contemplate that the General Partners may, at their option, address questions about Essex that are answered in the information provided by Essex for inclusion in the Consent Solicitation.

1.2  Consent Solicitation.

(a)  Promptly after the execution and delivery of this Agreement, the General Partners shall prepare a solicitation to be delivered to the Existing Partners (i) seeking the Partner Consent and setting forth the General Partners’ recommendation to the Existing Partners that they grant the Partner Consent; (ii) offering to the Existing Partners a choice between (A) remaining as limited partners in the Partnership after the Closing and receiving Units as provided in Sections 1.3 and 1.8 hereof, (B) receiving cash upon redemption of their interest in the Partnership as provided in Section 1.7 hereof, or (C) receiving cash in redemption of a portion of their interest in the Partnership as provided in Section 1.7 hereof and receiving Units as provided in Sections 1.3 and 1.8 hereof with respect to the balance of their interest in the Partnership; and (iii) setting forth such information as the General Partners and Essex, in consultation, deem reasonably required and material to allow the Existing Partners to make an informed decision, including those items as set forth below.  The General Partners shall consult with Essex with regard to the structure, terms and form of the disclosure document or documents to be used in the solicitation, the consent, election or subscription documents to be executed and returned by Existing Partners, the questionnaire or other certification to establish Accredited Investor status and related instruments or agreements (collectively, the “Consent Solicitation”) and, if requested by Essex, revise such documents so as to be reasonably satisfactory to Essex so long as any such requested changes or revisions are not inconsistent with the terms of this Agreement and are reasonably acceptable the General Partners.  Essex and the General Partners hereby agree that the Consent Solicitation shall include that certain appraisal of the Property attached hereto as Exhibit M which has been prepared by an appraiser retained by the General Partners and at the Partnership’s expense.

(b)  Except as provided in subsection (c) below, the General Partners shall be solely responsible for the compliance of the Consent Solicitation with applicable law and in particular shall ensure that the Consent Solicitation complies with the requirements of Regulation D promulgated under the Securities Act with respect to offers and sales of securities in reliance on Rule 506.

(c)  Essex shall be responsible for providing in writing to the General Partners such accurate disclosure with regard to Essex as may be reasonably required for inclusion in the Consent Solicitation, shall cooperate with the General Partners and assist the General Partners as reasonably requested in connection with the Consent Solicitation, and shall indemnify the General Partners and the Partnership from and against all Losses which are incurred or suffered by them based upon, arising out of, or by reason of information supplied by Essex specifically for inclusion or incorporation by reference in the Consent Solicitation or contained in any document prepared or filed by Essex containing any untrue statement of a material fact or omitting any information necessary to make the statements contained therein not materially misleading.

(d)  The General Partner shall exercise their reasonable best efforts to obtain the Partner Consent from the Existing Partners, which may include multiple attempts to communicate with Existing Partners as part of the Consent Solicitation process.

(e)  Unless otherwise required by law, the Consent Solicitation shall be structured so that following a period of time of not more than thirty (30) days following the sending of the Consent Solicitation to the Existing Partners, if the Partner Consent is obtained in accordance with the Partnership Agreement such that the transactions contemplated hereby are allowed to proceed pursuant to the Partnership Agreement, then the General Partners and Essex shall determine, consistent with the terms of this Agreement and the election of the Existing Partners, whether each Existing Partner is to receive at the Closing cash as provided in Section 1.7 hereof or Units as provided in Section 1.3 hereof.

1.3  Requirements to Obtain or Retain Units

(a)  If the Partner Consent has been obtained, the Reg. D Compliance Test is satisfied and all other conditions to Closing are satisfied or waived by the party authorized to waive such condition, then at the Closing, each Continuing Partner shall retain an interest in the Partnership in the form of Units.  100% of the total number of Units calculated pursuant to Section 1.8 with respect to a Continuing Partner shall be issued in the name of such Continuing Partner, and shall be delivered to such Continuing Partner at the

Closing, if such Continuing Partner at the Closing:  (i) executes and delivers to the Partnership a counterpart original signature page to the Limited Partnership Agreement, an executed copy of the Registration Rights Agreement, and an agreement to be bound by this Agreement, each dated as of the Closing Date; (ii) executes pledges, in form reasonably satisfactory to Essex, (and authorizes the execution and filing of related financing statements by Essex) confirming and perfecting the grant of a security interest in certain of such Continuing Partner’s Units to secure certain of the indemnity obligations of such Existing Partner pursuant to Article 7 hereof; (iii) makes such investment and other representations as are reasonably required by Essex, including, without limitation, those set forth in Exhibit B attached hereto; (iv) is an Accredited Investor (as demonstrated to Essex’s reasonable satisfaction); and (v) delivers a Prospective Subscriber Questionnaire and such other documents and information as are requested by Essex to enable it to conclude that the restructuring of the Partnership, including without limitation, the issuance of Units to Existing Partners, is exempt from registration under all applicable federal and state securities laws in reliance upon Rule 506 and Regulation D promulgated under the Securities Act.

(b)  Any Existing Partner who either elects to receive cash in response to the Consent Solicitation or is not entitled to receive Units pursuant to this Section 1.3 shall, prior to the Closing involving the restructuring of the Partnership, (i) deliver to the Partnership an agreement to be bound by this Agreement dated as of the Closing Date and (ii) receive cash pursuant to Section 1.7 hereof in the amount of the Redemption Equity Value of such Partner’s interest in the Partnership being redeemed, notwithstanding any election on the part of such Existing Partner to receive Units.  Each of the General Partners represents that he personally does now and will as of the Closing satisfy the requirements of Section 1.3(a) and will elect to be a Continuing Partner, and that he will use his reasonable best efforts to cause satisfaction of the requirements of Section 1.3(a) by all Continuing Partners.

1.4  Consent Solicitation Timing

The General Partners agree to send the Consent Solicitation to the Existing Partners within five (5) business days after the date hereof, and to exercise their reasonable best efforts to obtain the Partner Consent as promptly as possible.  If, within thirty (30) days following the sending of the Consent Solicitation, the Partnership has not obtained the Partner Consent, then each of the Partnership and Essex shall be entitled to extend the time period during which the Partnership shall seek to obtain the Partner Consent for a period of thirty (30) days.

1.5  Results of Consent Solicitation

At the request of Essex from time to time, the Partnership will advise Essex which of the Existing Partners have consented to the transactions contemplated by this Agreement, which have elected to receive cash for their interests in the Partnership, which have elected to receive Units, and such other information as Essex may reasonably request concerning the Consent Solicitation and the results thereof.  The Partnership will notify Essex within five (5) business days of the receipt of written objections from Existing Partners as to the terms and conditions of the transactions contemplated hereby and will forward to Essex copies of all correspondence or other written materials to the Existing Partners relating to the transactions contemplated hereby, including the Partner Consents for the Partnership and executed Prospective Subscriber Questionnaire consent and subscription documents.  The Partnership will promptly notify Essex in writing at such time as it has received the Partner Consent as required to authorize the restructuring of the Partnership contemplated by this

Agreement.  If the Partner Consent is obtained, then within five (5) business days after the later of the date on which the Partner Consents for the Partnership are obtained or the expiration of the time period for responding to the Consent Solicitation, the Partnership shall furnish to Essex a true and complete schedule (the “Schedule of Partners”) indicating (i) the name and address of each of the Continuing Partners, a pro forma calculation of the Equity Value of such Continuing Partner’s interest in the Partnership, and the number of Units to which such Continuing Partner will be entitled following the Closing, subject to Section 1.3 hereof and (ii) the names, addresses, telephone numbers, and wire transfer instructions of each Existing Partner to which a cash payment is required to be made in order to redeem its interest in the Partnership and to satisfy in full all liabilities of the Partnership other than those which have been disclosed to Essex in writing and which Essex has agreed in writing may remain outstanding.  Neither Essex nor the Partnership shall have any liability or responsibility for the allocation of Units and cash set forth in the Schedule of Partners, and they shall be entitled to rely on the Schedule of Partners in full and without inquiry.  The General Partners agree to make such allocations of Units and cash in accordance with the Partnership Agreement, and in accordance with other agreements and obligations binding on the Partnership.

1.6  Failure to Obtain Partner Consent

If (i) the Partner Consent for the Partnership has not been obtained within thirty (30) days after the sending of the Consent Solicitation (or such later date as either Essex or the Partnership shall have extended such date to pursuant to Section 1.4), or (ii) if the consent of the partners of the Co-Owner Partnership to the transactions contemplated by the Other Restructuring Agreement has not been obtained within the time frames set forth in the Other Restructuring Agreement, then none of the parties to this Agreement shall be required to proceed with the restructuring of the Partnership.

1.7  Redemption of Interests of Certain Partners at Closing

If the Partner Consent has been obtained, the Reg. D Compliance Test is satisfied and all other conditions to Closing are satisfied or waived by the party authorized to waive such condition, then, subject to Section 2.1(r), at the Closing, each Existing Partner who has properly elected to receive cash upon redemption of its interest in the Partnership, or portion thereof, as described in Section 1.2 hereof, shall receive in redemption of such Existing Partner’s interest, or portion thereof, in the Partnership, cash in the amount of the Redemption Equity Value thereof.  Such redemptions shall be funded by a loan from EPLP to the Partnership.

1.8  Interests in the Partnership Following Closing

If the Partner Consent has been obtained, the Reg. D Compliance Test is satisfied and all other conditions to Closing are satisfied or waived by the party authorized to waive such condition, then at the Closing:  (i) EMC, EPLP and the Continuing Partners shall enter into the Limited Partnership Agreement, (ii) EMC shall be issued 100% of the general partnership interest in the Partnership in exchange for the capital contribution of one one-hundreth (1/100th) of the aggregate amount of the book capital accounts attributable to all of the Units, (iii) the interest in the Partnership of each Continuing Partner shall be that number of Units determined by dividing the Equity Value of such Continuing Partner’s interest, or portion thereof, in the Partnership by the Pricing Value, (iv) the book capital account of each Continuing Partner shall initially be set at the Equity Value of such Continuing Partner’s interest in the Partnership, or portion thereof, and (v) the book capital account of EMC and EPLP shall be set at the respective cash contributions made by each of them to the Partnership.  If EPLP contributes cash to the Partnership, then it will receive that number of Units determined by dividing the amount of cash it has contributed by the Pricing Value.  The initial distribution payable with regard to any Units issued at the Closing shall be prorated based upon the number of days remaining in the applicable calendar quarter in which such Units are issued and the actual number of days in such calendar quarter and the provisions of this sentence shall survive the Closing.

1.9  Closing Mechanics and Costs

Upon receipt of the Partner Consent, the General Partners agree to take all action necessary on the part of the Partnership to facilitate the prompt consummation of the transactions contemplated by this Agreement.  The Closing shall take place through escrow arrangements reasonably acceptable to the parties, and if a meeting is required, it shall take place at the offices of Essex or such other location as may be agreed upon by Essex and the General Partner.  The cost of escrow shall be paid one-half by Essex and one-half by the Existing Partners.  All other costs shall be paid in accordance with the custom in the County where the Property is located.

1.10  Closing Date

The parties shall conduct the Closing on June 30, 2007, subject to extensions as provided for in this Agreement (the date of such Closing, the “Closing Date”).  If either Essex or the Partnership extends the date for responding to the Consent Solicitation, the date for the Closing shall automatically be extended to the first business day which is at least three (3) weeks after the last date for responding to the Consent Solicitation.  In addition, Essex shall be entitled to extend the date for the Closing until the first (1st) business day which is at least ten (10) days, but no more than twenty (20) days, after the date on which Essex receives notice from the Partnership that it has obtained the Partner Consent.

1.11  Blue Sky Cooperation

The Partnership and each Continuing Partner shall cooperate and do all acts as may be reasonably required to comply with any requirement under applicable federal and state securities law to qualify the Units for distribution to such Continuing Partners, including but not limited to the making of any and all representations or undertakings required by applicable state securities law or state securities regulators (or deemed distribution, in the case of persons holding interests in the Partnership) in connection with the Units.  Essex shall be responsible for preparing all filings under the state securities laws of California and Essex and/or the Partnership (post-closing) shall be responsible for paying any legal and filing fees required in connection with Blue Sky compliance.

1.12  Consent of Mortgage Lender

The General Partners and Essex shall each exercise commercially reasonable efforts to seek the required approvals from the holder of the Mortgage Debt for the transactions contemplated by this Agreement, including, but not limited to, if required, obtaining consent to grant security interests pursuant to Section 7.1(b)(ii) (and file related financing statements).  The previous mortgage debt on the Property was refinanced with $14,000,000 of the Mortgage Debt on February 9, 2007; $6,000,000 of the Mortgage Debt will be placed on the Property prior to Closing (collectively, the “Refinancing”).  All Refinancing proceeds in excess of the previous mortgage debt shall be distributed to the Partners prior to the Closing in accordance with the terms of the Partnership Agreement.  The approval from the lender (the “Mortgage Lender”) under the Mortgage Debt for the consummation of the transactions contemplated by this Agreement shall be sought by the Partnership, and the Partnership shall use all commercially reasonable efforts in cooperating with Essex in the joint pursuit of such approval as requested by Essex, but shall not incur any costs or expenses without the prior written approval of Essex.  Those terms include but are not limited to the amendment of various provisions and the delivery of consent documentation (the “Mortgage Debt Consent Documents”) and estoppel certificates (“Mortgage Debt Estoppels”) dated as of the Closing Date, in form and substance reasonably satisfactory to Essex, which shall include, among other things, (i) the current balance of the loan, (ii) the interest rate on the loan, (iii) the amount of the monthly payments for the loan, (iv) a representation that the applicable Mortgage Instruments are all the documents that were executed and delivered in connection with applicable Mortgage Debt, and (v) a statement that no default exists under any of the applicable Mortgage Instruments and that no default would exist, but for the giving of notice or the passage of time, or both.  Essex shall be entitled to extend the Closing Date, if  necessary, for a period of up to thirty (30) days to obtain the Mortgage Debt Consent Documents and/or Mortgage Debt Estoppels.

ARTICLE 2 - CERTAIN COVENANTS AND CONDITIONS TO CLOSING

2.1  Certain Covenants and Conditions to Essex’s Obligations

The obligation of Essex to consummate the transactions contemplated hereunder shall be subject to the satisfaction or waiver by Essex of each of the conditions set forth below and the performance by the Partnership, the General Partners and each of the other Existing Partners of their respective obligations set forth below and elsewhere in this Agreement

(a)  Due Diligence.  Essex has already conducted preliminary due diligence on the Property. Essex and its authorized representatives, agents and employees shall have the right, however, to continue to conduct any and all due diligence relative to the Property and the Partnership as may be deemed necessary or appropriate by Essex in its sole discretion.  It shall be a condition to Essex’s obligations under this Agreement that Essex shall be satisfied in its sole discretion with all such due diligence. Without limiting the foregoing, the Partnership shall make available to Essex for review and copying at Essex’s election any and all materials, files, books, records, information and documents relating to (i) the Property, including, without limitation, all Leases, management agreements, service and other contracts, financial reports, the Rent Roll, existing surveys, permits and other similar or dissimilar materials, and (ii) the Partnership, including, without limitation, all organizational documents, financial reports and supporting records, books, records, minutes and other similar materials.  Essex shall have the right to talk with third-parties selected by Essex in the performance of its due diligence.  The Partnership shall promptly, and in any event within five (5) days of Essex’s request therefor, deliver or otherwise make available to Essex true, correct and complete copies of any requested materials in the possession of the Partnership or under its control and all of the Partnership’s other materials, files, books, records and information relating to the Property and/or the Partnership.  Essex shall have the right to communicate with third-parties selected by Essex in the performance of its due diligence.  Without limiting the foregoing, the Partnership shall, within five (5) days of the date of this Agreement, except as otherwise expressly provided or except to the extent previously delivered to, or currently in the possession of, Essex, cause to be delivered to Essex, at the Partnership’s sole cost and expense, the following with respect to the Property and/or the Partnership to the extent same are in the possession or control of the Partnership:

(i)  a current extended coverage preliminary title report on the Real Property and commitment to issue the Title Policy, issued by First American Title Insurance Company, 1737 North First Street, San Jose, CA 95112, Attn:  Bill Perry (the “Title Company”),

accompanied by complete copies of all documents referred to in such report (such report and documents, collectively, the “Preliminary Report”), and the Survey;

(ii)  copies of any and all existing and proposed easements, covenants, restrictions, agreements or other documents or instruments which affect or may in the future affect title to the Property and which are not disclosed by the Preliminary Report;

(iii)  copies of the property tax bills and assessments for the Property, as well as any other tax bills payable by the Partnership, for the three (3) most recent years, including evidence of payment of each;

(iv)  all presently effective warranties or guaranties from any contractors, subcontractors, suppliers, servicemen or materialmen in connection with the Property, including, without limitation, any construction, renovation, repairs or alterations of any Improvements, any Personal Property or any tenant improvements, including, without limitation, all construction and building component labor and/or materials warranties and guarantees from contractors or subcontractors (collectively, the “Warranties”);

(v)  a schedule (the “Schedule of Agreements”) setting forth a list of all of the Contracts relating to the Property, together with true, correct and complete copies of all of the Contracts; Essex shall have the right to designate those Contracts that the Partnership shall terminate prior to Closing (the “Terminable Contracts”);

(vi)  reports of insurance carriers insuring the Property, and each portion thereof, respecting the claims history of the Property, if any, certificates of insurance and insurance policies and insurance claims history for the three (3) most recent calendar years prior to Closing and, to the extent available, for the current year;

(vii)  environmental reports, environmental audits, soil reports, site plans (with dimensions), engineering reports and plans (including, without limitation, regarding foundation, walls, roofs, floors, supports and mechanical systems such as HVAC to the extent available), reports regarding the compliance of the Property with the requirements of the Americans with Disabilities Act of 1990 (42 U.S.C. 12181, et seq.) to the extent available, seismographic reports to the extent available, traffic reports, demographic information, landscape plans, structural calculations, floor plans (identifying tenant and vacancy locations), certified copies of the as-built plans and specifications, architect’s certificate certifying the square footage of the Improvements, if available, all items pertaining to any remodeling or renovation of the Property, construction contracts, a current inspection report by a licensed Structural Pest Control Operator, other reports or documents of significance to the Property, copies of the zoning description applicable to the Property, and copies of final certificates of occupancy for all improvements on the Land;

(viii)  a complete inventory of all Personal Property owned by the Partnership or used at or in connection with the Property;

(ix)  all income and expense statements, year-end financial statements, monthly operating statements and year-to-date statements for the three (3) most recent calendar years prior to Closing (audited, if available) and, to the extent available, the current year, all of which shall be certified by the General Partners as true, complete and correct and accurately representing the results of operation of the Property for the relevant periods;

(x)  balance sheets as of December 31, 2006, for the Partnership, together with statements of income and cash flows for each of the preceding three (3) calendar years and three-month period most recently ended, all of which financial statements, together with the notes thereto, and any updates thereto and interim financial statements provided to Essex, are collectively referred to as the “Partnership Financial Statements”, provided that, to the extent they are in the possession of the Partnership as of the date hereof, the Partnership shall deliver to Essex audited Partnership Financial Statements;

(xi)  (A)  copies of the operating and capital budgets for the Property for the current year, (B) a comparison of actual to budgeted results for the current year and an explanation of significant variances, (C) list of all capital expenditures for the Property for the three (3) most recent calendar years, (D) an aged receivables report through the date of this Agreement, and (E) monthly receivables reports for the previous twenty (24) calendar months.

(xii)  (A)  copies of all existing and pending Leases, lease files (including, without limitation, all guarantees, subleases and assignments) and tenant correspondence, (B) copies of all executed or pending letters of intent with prospective tenants, (C) a current leasing status report from the leasing broker(s), (D) a schedule of leasing commissions now or hereafter payable on a space by space basis, (E) a copy of the current standard lease form, (F) a current rent roll of the Property containing each tenant name, suite number, size of premises, rent, rental increases, percentage rent, pro rata share, caps, security deposit, term, commencement and expiration dates, options and other material provisions (the “Rent Roll”), (G) a list of all concessions made to tenants, including free or reduced rent, above standard tenant improvements, cash payments, moving allowances, or takeover of previous lease obligations; and (H) copies of the most recent financial statements and credit reports or other credit information, if any, on any tenant and of any guarantors of any Leases.
(xiii)  all Licenses and documents evidencing Intellectual Property;

(xiv)  (A)  a schedule (the “Schedule of Actions”) setting forth all Actions pending or threatened against the Partnership, any general partner of the Partnership or the Property, which (y) question or could reasonably be expected to question the validity or legality of the transaction contemplated hereunder or under the Related Agreements or (z) affect or could reasonably be expected to affect the Property or the Partnership in any adverse way, and (B) copies of all notices of any violations of any Law relating to the Property or the Partnership;

(xv)  all Mortgage Instruments;

(xvi)  upon written request from Essex, access to records of all bank accounts maintained by or on behalf of the Partnership (the “Bank Accounts”);

(xvii)  UCC searches showing any and all filings against (A) the Partnership in California or any other jurisdictions where the filing of financing statement could perfect a lien against the assets of the Partnership and (B) the Existing Partners in the jurisdictions in which the Existing Partners reside.  The Partnership shall remove and release from the public records all UCC filings against the Partnership that pertain to the Property (other than filings relating to the Mortgage Debt) effective as of the Closing Date;

(xviii)  true and complete copies of all of the Partnership’s organizational documents and certificates of limited partnership filed with any Authorities, and all material written communications relating to the Partnership from or to the Existing Partners made within the past five (5) years; and

(xix)  any updates, modifications, amendments, substitutes, or  additional items relating to the categories listed in Section 2.l(a) of this Agreement and not previously delivered to Essex.

As soon as reasonably practicable after any updated version of the items described in this Section 2.l(a) becomes available to the Partnership, (collectively, such updated version of the items described in Section 2.l(a) shall be referred to herein as “New Matters”), the Partnership shall provide copies of such New Matters to Essex.

(b)  Consents.  It shall be a condition to Essex’s obligation to close that, not later than twenty (20) days prior to the Closing, the General Partners shall have obtained the Partner Consent and the Partnership and the Cash Interest Holders shall have obtained, and such parties shall use their best effort to timely obtain, all authorizations, consents, approvals, elections and waivers from third parties other than partners in the Partnership (as approved by Essex pursuant to the terms of this Section 2.1(b), collectively, the “Consents”), including, without limitation, from all applicable Authorities, necessary (i) to enable the redemption for cash of all of the Partnership interests that Existing Holders have elected to have redeemed, all in accordance with the terms of this Agreement and all other agreements by which the Partnership or the Property is bound or to which the Partnership or the Property is subject; (ii) to enable the Partnership, the General Partners and the other Existing Partners to perform all of their respective obligations under this Agreement and the Related Agreements and (iii) to consummate the transactions contemplated by this Agreement.  It shall be a condition to Essex’s obligation to close that, no later than twenty (20) days before the Closing Date, the Partnership and the General Partners shall have obtained, and such parties shall use their best efforts to timely obtain, such elections (the “Elections”) from the Existing Partners as are necessary to permit issuance of the Units and the payment of cash, if applicable, to the Cash Interest Holders and the Existing Partners in accordance with all applicable Securities Laws and legal obligations, including, without limitation, regarding distribution of disparate consideration by the Partnership as reasonably determined by Essex upon the advice of counsel, as well as an affirmation of the indemnities set forth in Article 7 hereof.  The Consents shall include, without limitation, any authorizations, consents, approvals and waivers necessary in connection with any Securities Laws.  The form and substance of the Consents and Elections shall be reasonably satisfactory to Essex and duly authorized, executed and delivered copies thereof in form and substance reasonably satisfactory to Essex shall be obtained by or delivered to Essex on or before the date which is twenty (20) days prior to the Closing.

(c)  Exempt Transactions.  It is expressly acknowledged and agreed by all parties hereto that it is a condition to Essex’s obligations under this Agreement that the issuance and distribution of each Unit to Continuing Partners pursuant to the terms of this Agreement be an exempt transaction under all applicable Securities Laws, including without limitation as follows:  (i) the Consent Solicitation and the offer and sale of Units to Existing Partners shall be exempt from the registration requirements of the Securities Act by reason of Regulation D promulgated thereunder; (ii) the Consent Solicitation shall comply as to form with all applicable federal and state securities laws, including specifically Rule 502 and 506 promulgated under the Securities Act; and (iii) the documents delivered to the Existing Partners in the Consent Solicitation (other than information provided by Essex in writing specifically for inclusion therein) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.  If, upon the advice of counsel, Essex determines that it would be a violation of the Securities Act, the Exchange Act or any applicable state or other federal securities Law or any rule or regulation promulgated thereunder, including, without limitation, of any so-called “roll-up” laws, rules or regulations, (collectively, “Securities Laws”) to deliver or issue Units to the Continuing Partners, then Essex shall have the right to terminate this Agreement unless either (i) one (1) or more Existing Partners who may receive Units without violation of Securities Laws purchase before Closing the interest of the person who is unable to receive Units or (ii) the person who is unable to receive Units elects to accept cash for his interest in lieu of Units, which election must be made not later than twenty (20) days prior to Closing or ten (10) days after Essex delivers notice that receipt of Units is not permissible, whichever is later.  The Closing Date shall be extended if necessary to allow for an election as contemplated by clause (ii) of the preceding sentence.  Such termination by Essex shall be made by delivery of written notice thereof to the Partnership.  If a condition of this Section 2.l(c) is not satisfied as a result of any intentional act on the part of a General Partner, or as a result of an omission by a General Partner to take action which, under the terms of this Agreement, he has agreed to take, the Partnership shall be deemed to have breached its obligations under this Agreement unless such matter is cured within ten (10) days after receipt by a General Partner of written notice of such breach.

(d)  Title Insurance.  The Partnership shall provide to Essex an original ALTA owner’s policy of title insurance (Form B, rev. 10/17/70) issued by the Title Company in an amount equal to the sum of Twenty-Eight Million Dollars ($28,000,000), insuring fee simple title to the Real Property in the Partnership, subject only to such exceptions as Essex shall have approved in writing, without boundary, encroachment or survey exceptions and with such endorsements and reinsurance as Essex shall require, and otherwise in form and substance satisfactory to Essex (the “Title Policy”).  The Title Policy shall also provide full coverage against mechanic’s and materialmen’s liens and parties in possession other than tenants under Leases as tenants only.

(e)  Survey.  The Partnership shall provide to Essex within ten (10) days of the date hereof an “as-built” survey of the Real Property in form and substance meeting Essex’s survey requirements (the “Survey”).

(f)  UCC Search.  The Partnership shall provide to Essex the results of a UCC Search from the jurisdictions listed on Exhibit C, with no individual result dated earlier than ten

(10) days prior to the Closing Date, showing any and all filings against the Partnership,  the General Partners and any Existing Partner as debtor or lessor, and shall remove and release from the public records all such filings with respect to the Property or the Existing Partners’ interest in the Partnership (other than filings in which the Partnership is the debtor and in which the holder of the Mortgage Debt is the Secured Party) effective as of the Closing Date.

(g)  Accuracy of Representations and Warranties.  The representations and warranties of the Partnership, the General Partners and the Existing Partners contained herein shall be true and correct as of the date of this Agreement and as of the Closing Date, and a certificate to such effect shall be executed and delivered by the General Partners as of the Closing Date with respect to the representations and warranties of the General Partners and the Partnership.

(h)  Opinion of Counsel.  The Partnership shall have delivered to Essex an opinion of its legal counsel, The Law Offices of Jesse W. Jack, dated as of the Closing Date, in form and substance satisfactory to Essex regarding the due organization and authority of the Partnership, the absence of conflicts, the due execution, delivery and enforceability of this Agreement and the Related Agreements, the power and authority of the Partnership and the General Partners to consummate the transactions which are the subject of this Agreement and the Related Agreements and to perform their obligations under this Agreement and the Related Agreements, that the offer and issuance of Units to the Continuing Partners is exempt from the registration requirements of the Securities Act, and other customary matters covered by closing opinions in similar transactions.

(i)  Authority.  On or before the date hereof, the Partnership shall have delivered to Essex evidence of the Partnership’s and the General Partners’ authority to execute and deliver this Agreement and all Related Agreements and to consummate the transactions which are the subject of this Agreement and to perform their respective obligations hereunder and under the Related Agreements.  All such evidence shall be in form and substance reasonably satisfactory to Essex and shall include, without limitation, organization documents of the Partnership, certified by the Secretary of State of California, certificates of legal existence and good standing, qualifications to do business, if applicable, and secretary’s certificates as to resolutions and incumbency.

(j)  Absence of Litigation.  No Action shall be pending or threatened against Essex, the Partnership, the General Partners, any of the Existing Partners or the Property, which (i) questions or could reasonably be expected to question the validity or legality of the transaction contemplated under this Agreement or the Related Agreements or (ii) affects or could reasonably be expected to affect the Property in any adverse way.  The Partnership shall certify as to the foregoing items (i) and (ii) at Closing (other than with respect to Essex as to which the General Partners make no certification).

(k)  Contract Termination.  The Partnership shall have terminated all of the Terminable Contracts on or before the Closing Date.

(l)  Delivery of Partnership Documents.  At the Closing, the Partnership and/or the General Partners shall deliver to Essex, to the extent not previously delivered to, or in the possession of, Essex, the following, in form and substance satisfactory to Essex:

(i)  FIRPTA Certificate(s).  Certification confirming that the Partnership is not a “foreign person” as defined in Section 1445(f)(3) of the Code, or under any similar sections of any similar laws of the State of California, i.e., the Partnership is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and income Tax Regulations or similar laws or regulations of the State of California;

(ii)  Keys.  Keys to all locks located at the Property;

(iii)  Letters to Tenants.  If requested by Essex, a letter executed by a General Partner on behalf of the Partnership (in a form provided by Essex), addressed to all tenants of the Property, notifying all such tenants of the change in general partner of the Partnership and directing payment of all rents accruing after the Closing Date to be made to EPLP on behalf of the Partnership or at EPLP’s direction;

(iv)  Letters to Vendors.  If requested by Essex, a letter executed by the Partnership (in a form provided by Essex), addressed to all vendors under the Contracts, notifying all such vendors of the change in the general partner of the Partnership;

(v)  Original Documents and Files.  To the extent not previously delivered to Essex and in the Partnership’s possession or under its control, originals of any of the Contracts, Leases, Licenses, all books and records of the Partnership, and all other financial or other information or documents pertaining to the Partnership and the Property; or if the original is not in the Partnership’s possession or control, copies thereof;

(vi)  Tax Bills.  Copies of the most currently available tax bills for the Property;

(vii)  Rent Roll.  An updated Rent Roll for the Property dated no later than five (5) days prior to Closing, which updated Rent Roll will be used to identify all Leases of space at the Property for purposes of this Agreement as of the Closing Date and shall reflect no adverse changes from the Rent Roll attached hereto as Exhibit F. The General Partners shall specifically identify any changes from the Rent Roll attached hereto as Exhibit F, and shall deliver a certificate dated as of Closing Date certifying that such updated Rent Roll is true, complete and correct (including, without limitation, the amount of security deposits and description of uncured tenant defaults and delinquencies listed thereon) and stating whether there exist any events which with the passage of time and/or the giving of notice would constitute a tenant default under any Lease;

(viii)  Title Insurance.  The Title Policy for the Property;

(ix)  Survey.  A survey meeting the requirements of Section 2.1(e);

(x)  Consents.  All Consents and Elections required pursuant to Section 2.1(b);

(xi)  Opinion of Counsel.  The opinion of counsel to the Partnership required pursuant to Section 2.1(h);

(xii)  Consent of Mortgage Lender. The written consent of the Mortgage lender to the transactions described herein and the fully executed Mortgage Debt Consent Documents and Mortgage Debt Estoppels;

(xiii)  Mortgage Instruments.  Originals of all of the Mortgage Instruments; and

(xiv)  Other.  Such other documents, instruments, consents, authorizations or approvals as may be required by, and reasonably satisfactory to, Essex, its counsel or the Title Company and that may be reasonably necessary or desirable to consummate the transactions that are the subject of this Agreement and the Related Agreements and to otherwise effect the agreements of the parties hereto, including, without limitation, as required under this Section.

(m)  Timing of Certain Document Deliveries.  At least five (5) Business Days prior to the Closing, the Partnership shall make, or cause to be made, all document deliveries required by Sections 2.1(b) through 2.1(k) and Section 2.1(l), Items (vii), (xii) and (xiii).

(n)  Delivery of Continuing Partner Documents.  At Closing, each of the Continuing Partners shall deliver to Essex the following:

(i)  A signature page to the Limited Partnership Agreement, a signature page to the Registration Rights Agreement, and an agreement to be bound by this Agreement, each dated as of the Closing Date, duly executed and delivered;

(ii)  to the extent not previously delivered to Essex, the investment representations and warranties contained in Exhibit B and a Prospective Subscriber Questionnaire;

(iii)  All tax and financial information relating to the Continuing Partners’ interests in the Property as may be reasonably requested by Essex; and

(iv)  Such other documents and instruments as may be reasonably necessary or desirable to consummate the transactions involving as contemplated by this Agreement and the Related Agreements.

(o)  Delivery of the Cash Interest Holder Documents.  At Closing, each of the Cash Interest Holders shall deliver an assignment of the portion of its Partnership interest being redeemed to the Partnership to be paid for in cash, containing the representations and warranties set forth in Section 3.4 and otherwise in the form attached as Exhibit N to this Agreement.

(p)  Accuracy of Documents.  The General Partners shall have certified to Essex that to the best of their knowledge all materials delivered pursuant to Section 2.1(a) are true, correct and complete copies of all such documents in the Partnership’s possession or under its control and, to the best of their knowledge, there are no other material agreements or documents relating to the subject matter thereof in the Partnership’s possession or under its control that have not been made available to Essex.

(q)  Closing of Other Restructuring Agreement.  It shall be a condition to Essex’s obligation to close hereunder that all conditions to closing set forth in the Other Restructuring Agreement have been satisfied or waived by the party authorized to waive such condition.

(r)  Limitation on Redemptions.  Existing Partners may not have elected to have, in the aggregate, more than 40% of all of the pre-Closing interests in the Partnership redeemed.

(s)  Financing Statements.  Subject to obtaining consent from the Mortgage Lenders, if required, all Continuing Partners shall execute and deliver to Essex such documentation as Essex may reasonably require to confirm and perfect the security interest granted to Essex in Article 7 in certain of the Units, and proceeds thereof, to be owned by Continuing Partners after the Closing (and hereby authorizes Essex to file related financing statements in connection therewith).  Such security interest shall be released on the fourth (4th) anniversary of the Closing; provided, however, that the security interest granted and financing statements shall be extended if any unresolved claims are then outstanding as provided in Article 7 below.

2.2  Conditions to the Obligations of the Partnership

The obligation of the Partnership to consummate the transaction contemplated under this Agreement shall be subject to the satisfaction or waiver by the Partnership, on or before the Closing Date, of each of the conditions set forth below and the performance by EMC and EPLP of their respective obligations set forth below and elsewhere in this Agreement.

(a)  Accuracy of Representations and Warranties.  All representations and warranties of Essex hereunder shall be true and correct as of the date of this Agreement and as of the Closing Date, and a certificate to such effect shall be executed and delivered by Essex as of the Closing Date.

(b)  Absence of Litigation.  No Action shall be pending or threatened against Essex which questions or could reasonably be expected to question the validity or legality of the transactions contemplated under this Agreement or the Related Agreements.

(c)  Limited Partnership Agreement.  EPLP and EMC shall execute and deliver the Limited Partnership Agreement, and the Partnership shall issue the Units to the Continuing Partners.

(d)  Registration Rights Agreement.  Essex REIT shall execute and deliver the Registration Rights Agreement.

(e)  Release.  Essex shall use commercially reasonable efforts to have the Mortgage Lender release the General Partners from their pre-Closing obligations under any guaranties entered into in connection with obtaining the Mortgage Debt.

2.3  Negotiation of Documents

The parties agree that prior to Closing, they will in good faith negotiate all documents which are required to be executed and delivered by any party hereto at Closing and are not attached as exhibits to this Agreement, with the understanding that such documents will contain such customary provisions, representations and warranties and indemnifications as are customarily contained in documents designed to effect similar transactions.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of the Partnership

The Partnership and the General Partners hereby represent and warrant to Essex as of the date of this Agreement as follows, and each of the Partnership and the General Partners shall, as a condition to Essex’s obligations to complete the transactions contemplated by this Agreement, be deemed to remake the following representations and warranties as of the Closing Date as if fully made again thereon.

(a)  Existence and Power.  The Partnership has been duly formed and is a validly existing limited partnership under the laws of the State of California and is duly authorized to transact business in the State of California and in all other jurisdictions where such qualification is necessary to carry on its business as now conducted.  The Partnership  has all power and authority under its organizational documents and applicable Laws (i) to enter into and deliver this Agreement and all other documents to be executed and delivered in connection with the transaction that is the subject of this Agreement, including, without limitation, all Related Agreements, to the extent they are to be executed by the Partnership, (ii) to perform its obligations under this Agreement and the Related Agreements executed by the Partnership, and (iii) to own the Property, the Personal Property and its other assets and conduct its business.  To the best of the General Partners’ knowledge, the Partnership possesses all Licenses necessary to conduct its business as presently carried on by it and as contemplated by it to be carried on by the Partnership after the Closing and the closing of the transactions contemplated hereby.  The Partnership has delivered to Essex recently certified true and complete copies of its limited partnership agreement, certificate of limited partnership, and certificate of good standing in the State of California.

(b)  Authorization; No Contravention.  The execution and delivery of this Agreement and the Related Agreements executed by the Partnership and the performance by the Partnership of its obligations under all of the foregoing have been duly authorized by all requisite organizational action on the part of the Partnership.  Subject to obtaining the Partner Consent, this Agreement constitutes and, upon execution thereof, the Related Agreements executed by the Partnership will constitute, the valid, legal and binding obligations of the Partnership, enforceable against the Partnership.  None of this Agreement or the Related Agreements executed by the Partnership or the General Partners, nor the performance by the Partnership or the General Partners of their respective obligations thereunder, will (i) violate any provision of the Partnership Agreement or other organizational documents of the Partnership; (ii) violate, conflict with or result in a default under any material contract or obligation to which the Partnership is a party or by which it or its assets are bound; (iii) violate or result in a violation of, or constitute a default under any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any Authority on the Partnership or the Property; (iv) require the Partnership to obtain any approval, consent or waiver of, or make any filing with, any Person or Authority that has not been obtained or made, except as contemplated in this Agreement, the General Partners shall use their reasonable best efforts to obtain all approvals, consents, waiver or filings, as applicable, prior to the Closing or, at any earlier time required hereunder or under applicable Law; or (v) except as provided by this Agreement, result in the creation or imposition of any Claim on any of the assets of the Partnership, or to the best of the General Partners’ knowledge on any of the Existing Partners’ interest in the Partnership.  There is no Action pending or threatened involving the Partnership which, if determined adversely to it or its assets, would interfere with its ability to execute or deliver, or perform its obligations under this Agreement or the Related Agreements executed by it or have a Material Adverse Effect on the financial position, operations, business or prospects of the Partnership or the Property.

(c)  Descriptive Information; Diligence.  The General Partners and the Partnership have made all disclosures to Essex required under applicable Laws and under this Agreement.  All documents delivered by or on behalf of the Partnership to Essex, or made available to Essex for review in connection with the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, all leases, tenancy and occupancy agreements (including, without limitation, all amendments, modifications, agreements, records, substantive correspondence and other documents affecting in any way a right to occupy any portion of the Land or the Improvements) affecting the Property (collectively, the “Leases”) and all other materials delivered pursuant to Section 2.1(a), are true, correct and complete copies of all such documents in the Partnership’s possession or control.  The documents described in the immediately preceding sentence have not been amended or modified by any oral agreements, and there are no other such agreements or documents in existence.  The General Partners and the Partnership have delivered or made available to Essex all of the Partnership’s books, records and files and all other materials relating to the Property or the Partnership that are in their possession or under their control.

(d)  Defaults and Mortgage Debt.  The Partnership is not in monetary or material nonmonetary default under any of the documents, recorded or unrecorded, encumbering or affecting the Property, including without limitation, the Licenses, the Mortgage Instruments, the Leases and the Contracts, any documents referred to in any title commitment delivered to Essex by the Partnership, any other documents to which the Partnership is a party or by which the Partnership or its assets (including, without limitation, the Property) are bound, or any documents or instruments executed in connection with all or any of the foregoing.  The General Partners and the Partnership have delivered to Essex true, complete and accurate copies of all of the material documents evidencing, securing and otherwise executed in connection with all or any portion of its Mortgage Debt.  The Mortgage Debt (A) provides for interest computed on the principal amount of the loan only, without any participation in the income from or appreciation of the Property, and (B) is not secured by a mortgage or pledge of collateral other than a mortgage of the Property and related assets of the Partnership.  The outstanding principal balance of the Mortgage Debt as of the date hereof is $14,000,000, and all interest has been paid as of the end of the most recent calendar month.  An additional $6,000,000 in Mortgage Debt shall be placed on the Property prior to Closing, and all interest shall be paid in accordance with the terms thereof prior to the Closing Date.  Exhibit E includes a list of every Mortgage Instrument, and none of the Mortgage Instruments has been amended or modified in any way except as indicated on Exhibit E.  There exists no default under any of the Mortgage Instruments, nor any fact or circumstance which, with the passage of time and/or the giving of notice would constitute a default under any of the Mortgage Instruments.

(e)  Compliance With Law.  There is no Action pending or threatened in which the Partnership is engaged in connection with the business, affairs, properties or assets of the Partnership or which might call into question the validity or hinder the enforceability or performance of this Agreement, or of the Related Agreements or any of the other agreements and transactions contemplated hereby and thereby.  The Partnership is, and at all times has been, in material compliance with all laws, rules, regulations, ordinances, codes or interpretations of any Authority (collectively, “Laws”), including, without limitation, all federal or state securities laws applicable to its business and affairs or to the ownership and operation of the Property or the assets of the Partnership.  Neither the Partnership nor any General Partner is in material default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any Authority, relating to any aspect of the business or affairs or properties or assets of the Partnership.  Neither the Partnership nor any General Partner is charged or, to the best knowledge of the Partnership, threatened with, or under investigation with respect to, any violation of any provision of federal, state, municipal or other law or any administrative rule or regulation, domestic or foreign, including, without limitation, any federal or state securities laws, affecting the Partnership or the transactions contemplated hereby.  To the best of the General Partners’ knowledge, the Property does not violate, and no state of facts with regards to the Property exists which would constitute a violation of, any Law or any requirement of any insurer or board of fire underwriters or similar entity.  As of the date of this Agreement, the Partnership has not received written notice of any special assessment not disclosed on the Preliminary Title Report or condemnation proceedings affecting the Property, and, to the best of the General Partners’ knowledge, there is no such special assessment or condemnation action pending or threatened.  To the best of General Partners’ knowledge, all licenses, franchises permits, approvals, variances, easements and rights of way and other rights, including, without limitation, proof of dedication and authorizations (collectively, the “Licenses”) required for the ownership, use or operation of the Property as presently used and operated, or required to conduct the Partnership’s business as presently carried on by it and as contemplated by it to be carried on by the Partnership after the Closing hereunder and the closing of the transactions contemplated hereby, have been validly issued and are in full force and effect, and the General Partners have not received any notice, and otherwise has no knowledge, of proceedings relating to the revocation or modification of any License.

(f)  Leases.  To the best of the General Partners’ knowledge, the Leases are in full force and effect.  As of the Closing Date, all brokerage commissions or compensation in respect of any of the Leases shall have been paid by the Partnership.  True, complete and correct copies of all Leases have been made available to Essex.  True, complete and correct copies of all Leases in effect on the Closing Date shall be located at the Property on such date.  No person or entity has any option or right of first refusal or first opportunity to acquire any interest in the Property or any portion thereof.

(g)  Hazardous Materials.  To the best of the General Partners’ actual knowledge, the Property does not contain any hazardous or toxic materials, including, but not limited to, any chemicals or materials regulated as hazardous or toxic under any federal, state or local law, including, without limitation, petroleum, asbestos, or PCB’s, and does not have located under it any underground storage tanks.  In addition, to the General Partners’ actual knowledge, no such hazardous or toxic materials have ever migrated from the Property to any other property.  The General Partners and the Partnership agree to provide Essex promptly in writing any information which they have or may acquire regarding the presence and location of any hazardous materials or underground storage tanks on or about the Property.

(h)  Personal Property.  The list of personal property for the Property attached hereto as Exhibit G, is an accurate and complete list of all Personal Property.

(i)  Rent Roll.  Attached hereto as Exhibit F is the Rent Roll which is true, complete and correct as of the date of this Agreement.  The Rent Roll attached as Exhibit F shall be updated through Closing.  As of the Closing Date such updated Rent Roll shall be true and correct in all material respects, shall reflect no monetary or other material defaults under Leases by the Partnership, and shall reflect the existence of no Leases other than those existing as of the date of this Agreement or entered into in accordance with the terms hereof.

(j)  Contracts.  True, complete and correct copies of all Contracts have been provided to Essex.  The Contracts (i) are in full force and effect and (ii) are terminable on not more than thirty (30) days’ prior written notice and without payment of any penalty.  The Partnership agrees to terminate prior to Closing, at its own expense, the Terminable Contracts.  There shall be no agreements or other obligations or liabilities with respect to all or any portion of the Property that are binding on the Partnership or the Property following Closing, other than the Leases, the Contracts (excluding the Terminable Contracts), the Permitted Exceptions, the Licenses required for the ownership, use or operation of the Property and other documents executed in connection with the foregoing.

(k)  FIRPTA.  The Partnership is not a “foreign person” as defined in Section 1445(f)(3) of the Code, or under any similar sections of any similar laws of the State of California, i.e., the Partnership is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and income Tax Regulations or similar laws or regulations of the State of California.

(l)  Disclosure.  The representations and warranties and the statements and information contained in this Agreement, in the Exhibits and Schedules hereto and in all of the materials delivered by the General Partners and the Partnership to Essex and its counsel, accountants, appraisers and consultants pursuant to this Agreement or in connection with the due diligence investigations conducted by or on behalf of Essex in connection with this Agreement do not contain any untrue statement of a material fact and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties, statements or information not misleading in light of the circumstances under which they were made.

(m)  Financial Statements.  All operating statements for the Property delivered to Essex by the Partnership were prepared by the Partnership in the ordinary course of business, are complete, accurate, true and correct in all material respects, and in all material respects accurately set forth the results of the operation of the Property for the periods covered.  Since the date of the most recent internally prepared operating statements referred to above, (i) there has been no material adverse change in the condition, financial or otherwise, of the Property or the Partnership whether or not arising in the ordinary course of business and (ii) there has been no material change in the ownership of the Partnership or any increase in the indebtedness of the Partnership (excluding account trade payables incurred in the ordinary course of business)

(n)  Pending Actions; Labor Disputes.  There is no existing or threatened Action of any kind involving the Partnership or which, if determined adversely to it or its assets, including, without limitation, the Property would interfere with the ability of the Partnership to execute or deliver, or perform each of its obligations under, this Agreement, the Limited Partnership Agreement, the Registration Rights Agreement or the Related Agreements executed by it or have a material adverse effect on the financial position, operations, business or prospects of the Partnership or its assets, including, without limitation, the use, occupancy, operation or value of the Property.  To the best of the Partnership’s and the General Partners’ knowledge, there are no labor troubles or complaints of unfair labor practices pending with respect to any Person.

(o)  Taxes.

(i)  All tax or information returns required to be filed on or before the date hereof by or on behalf of the Partnership (i) have been filed through the date hereof or will be filed on or before the date when due in accordance with all applicable Laws and (ii) there is no Action pending against or with respect to the Partnership or the Property in respect of any tax nor is any claim for additional tax asserted by any Authority against the Partnership or the Property.  The Partnership has paid, or caused to be paid, all material federal, state, county, local, foreign, and other taxes, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, “Taxes”), required to be paid by it, and in accordance with applicable Laws, has filed all federal, state, county, local and foreign tax returns which are required to be filed by it, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period.  No taxing authority is now asserting or, to the best knowledge of the Partnership, threatening to assert against the Partnership, any deficiency or claim for additional Taxes.  All real estate taxes and assessments relating to the Property that are due and payable have been paid.

(ii)  The Partnership acknowledges that none of the reconstituted Partnership, Essex, nor any Affiliate thereof, shall assume any responsibility for the tax consequences of the transactions contemplated by this Agreement, the Limited Partnership Agreement and the Related Agreements to the Partnership or the Existing Partners, other than to agree to report the transactions for federal and state tax purposes consistently with the manner agreed to by Essex and the Partnership.

(iii)  Prior to Closing, Section 64(d) of the California Revenue and Taxation Code does not apply with respect to the Real Property held by the Partnership.

(iv)  The current assessed value of the Real Property for applicable property tax purposes is $8,612,682. There has been no “change in ownership” (as that term is defined in Section 60, et seq., of the California Revenue and Taxation Code) with respect to the Real Property at any time following its original acquisition by the Partnership.

(v)  The co-ownership arrangement between the Partnership and the Co-Owner Partnership relating to the Real Property does not constitute a partnership for U.S. federal of California state tax purposes.

(p)  Insurance.  The Partnership currently has in place the public liability, casualty and other insurance coverage with respect to the Property set forth in Exhibit I, and each of such insurance policies is in full force and effect and all premiums due and payable thereunder have been fully paid when due.  The General Partners have delivered or made available to Essex all copies of all insurance policies and arrangements with respect to the Property.

(q)  Authorizations, Approvals and Consents.  The Partnership has obtained all authorizations, approvals and consents necessary to enter into this Agreement and the Related Agreements, and, prior to Closing, the Partnership will have obtained all authorizations, approvals and consents necessary to perform all obligations associated with the transactions contemplated by this Agreement.

(r)  Physical Condition.  The General Partners have received no written notice nor do they otherwise have knowledge of (i) pending or contemplated annexation or condemnation proceedings, or private purchase in lieu thereof, affecting or which may affect the Property or any part thereof, (ii) proposed or pending proceedings to change or redefine the zoning classification of all or any part of the Property, (iii) proposed or pending special assessments affecting the Property or any portion thereof, (iv) penalties or interest due with respect to real estate taxes assessed against the Property and (v) proposed changes in any road or grades with respect to the roads providing a means of ingress and egress to the Property.

(s)  Solvency.  The Partnership has been and will be solvent at all times prior to the Closing of the transactions provided for in this Agreement.  There does not exist in effect with respect to the Partnership (i) any general assignment for the benefit of creditors, (ii) any voluntary petition in bankruptcy, (iii) any involuntary petition filed by the creditors of the Partnership, (iv) any appointment of a receiver to take possession of all, or substantially all, of the assets of the Partnership, (v) any attachment or other judicial seizure of all, or substantially all, of the assets of the Partnership, (vi) any admission in writing of the inability of the Partnership to pay its debts as they come due or (vii) any offer of settlement, extension or composition to the creditors generally.

(t)  Title to Assets.  The Partnership’s Personal Property, Intangibles and other assets will on the Closing Date be owned by the Partnership free and clear of any Claim, conditional bill of sale, chattel mortgage, security agreement or financing statement or other security interest of any kind, other than liens securing the Mortgage Debt.

(u)  Intellectual Property.  To the best knowledge of the General Partners, the Partnership has not infringed upon or violated any trademark, trade name, patent, copyright,

trade secret or other intellectual property right or contractual relation of another.  The General Partners have not received any notice, claim or protest respecting any such infringement or violation, or given any indemnification to any Person for any such infringement or violation.  Except as shown on Schedule 3.1(u) hereto, the Partnership does not own any material franchises, permits, licenses, trademarks, trade names, patents, patent applications, copyrights, trade secrets, computer software, formulas, designs, inventions (together, “Intellectual Property”) or ideas, that are currently used or are necessary to conduct its business as presently conducted, and as proposed to be conducted by the Partnership after the Closing, without infringing on the rights of any other Person.  All of the Partnership’ s rights in and to such Intellectual Property are being transferred to the Partnership as part of the transactions contemplated hereby and, after the Closing, the Partnership will own all such Intellectual Property free and clear of any Claims and without infringing on the rights of any other Person.

(v)  Insurance/Casualty Losses.  The Partnership has not received written notice of any outstanding requirements or recommendations by (i) any insurance company currently insuring the Property or (ii) any board of fire underwriters or other body exercising similar functions, which in any case require or recommend any repairs or work to be done on the Property of a material nature. There has been no damage to any portion of the Property caused by fire or casualty that has not been fully repaired or restored.

(w)  Partnership Financial Statements; Absence of Undisclosed Liabilities.

(i)  The Partnership Financial Statements provided to Essex fairly present the complete operating results of the Partnership in accordance with income tax method of accounting applied on a consistent basis. Since the date of the last Partnership Financial Statements, there has been no material adverse change in the condition, financial or otherwise, of the Partnership other than refinancing the Mortgage Debt and distributing some or all of the proceeds to the Existing Partners, and (ii) there has been no material change in the ownership of the Partnership or any increase in the Indebtedness of the Partnership (not taking into account trade payables incurred in the ordinary course of business and refinancing of the Mortgage Debt).

(ii)  On the Closing Date, the Partnership will have no Liability of any type, including, without limitation, any Liability to the Person from whom or which the Partnership acquired the Property, except (v) Permitted Exceptions, (w) prepaid rents, (x) refundable security deposits, (y) Mortgage Debt and (z) current real estate taxes, the payment of which is not delinquent and usual and customary operating expenses, all subject to proration.

(x)  Employees.  Except as listed on Schedule 3.1(x), the Partnership does not have any employees.

(y)  Capital Structure.  The capital structure of the Partnership is as set forth on Schedule 3.1(y) hereto. All of the equity interests of the Partnership have been duly and validly issued. Except as set forth on Schedule 3.1(y), there are no equity interests of the Partnership issuable upon conversion or exchange of any security of the Partnership. Except as set forth on Schedule 3.1(y), no holder of any equity interest of the Partnership is entitled to any preemptive or similar right (i) to subscribe for any equity interests of the Partnership or (ii) with respect to any of the transactions contemplated hereby. Except as set forth on Schedule 3.1(y) or in this Agreement, there are no existing rights, agreements or commitments obligating or which might obligate the Partnership to issue, transfer, sell or redeem any equity interests of the Partnership. The Partnership does not own any equity interests in any other Person.

(z)  Indebtedness.  Other than the Mortgage Debt, the Partnership has no Indebtedness other than current real property taxes and operating expenses subject to proration, nor is the Partnership a party to any agreement providing for the borrowing or lending of money.  Except for the Mortgage Debt, after giving effect to the transactions contemplated hereby, the Partnership will not have any Indebtedness, nor will it be a party to any agreement providing for the borrowing or lending of money.

(aa)  Business.  The Partnership is and has, since its inception, been engaged solely in the business of owning, managing and developing the Property.

(bb)  General Partner Fees and Reimbursements.  Any and all monetary fees payable to, or expenses or other amounts reimbursable to the General Partner or any other person engaged by the Partnership, whether payable before or after the Closing, shall be borne by the Existing Partners.

(cc)  Consent Solicitation.  On the date the Consent Solicitation is delivered to the Existing Partners and on the Closing Date, none of the information supplied by or on behalf of the Partnership for inclusion in the Consent Solicitation that was not based on information about Essex supplied in writing by Essex will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the subject matter thereof. The foregoing sentence shall not apply to information supplied in writing by Essex for inclusion in the Consent Solicitation.

For purposes of this Section where the terms “to the best of the Partnership’s knowledge” or “to the best of the General Partners’ knowledge” or similar phrases are used, such terms shall mean that none of the Partnership or any of the General Partners, as the case may be, has actual knowledge of the matter in question after due inquiry as of the date with respect to which the representation or warranty is made.

The representations and warranties contained in Sections 3.1(c) (second and third sentences only), 3.1(d) (as to Leases and Contracts, to the extent they relate solely to the Property and are with third parties unaffiliated with the Partnership or any Existing Partner, in the first sentence only), 3.1(e) (fifth, sixth and seventh sentences only), 3.1(f), 3.1(g), 3.1(h), 3.1(i), 3.1(j), 3.1(m), 3.1(n) (last sentence only), 3.1(p), 3.1(r) and 3.1(v), solely to the extent such representations and warranties relate specifically to the Property, are qualified to the extent of the actual knowledge as of the date hereof, without any independent inquiry, of Jordan E. Ritter and Rachel Hammond; provided, however, that the foregoing qualification shall not apply or limit the Partnership’s, the General Partners’ and/or any of the other Existing Partners’ liability with respect to any knowledge of Jordan E. Ritter and Rachel Hammond regarding the presence of radon on or in any portion of the Property.  In no event shall such individuals have any personal liability under this Agreement or otherwise.

3.2  Representations and Warranties of Each Existing Partner

It shall be a condition to Essex’s obligation to close the transactions contemplated under this Agreement that each Existing Partner shall expressly make the following representations and warranties to Essex in connection with the Partner Consent and shall remake such representations and warranties as of the Closing Date or if made again on such date, it being understood and agreed that the remaking of such representations and warranties can be evidenced by a customary bring-down certificate executed and delivered by the General Partners as attorneys-in-fact pursuant to a power of attorney signed by such Existing Partners in connection with the Partner Consent (so long as the General Partners have not received written notice from an Existing Partner that any such representations or warranties have become not true since the date hereof).  All Existing Partners shall, as a condition to Essex’s obligations to complete the transactions contemplated by this Agreement, be deemed to have made the following representations and warranties as of the Closing Date as if fully made on such date:

(a)  Existence and Power.  Each Existing Partner that is an entity warrants that it has been duly formed and is validly existing under the laws of the state of formation. Each Existing Partner that is an entity warrants that it has all power and authority under its organizational documents and applicable Laws (i) to enter into and deliver the Partner Consent and all other documents to be executed and delivered in connection with the transaction that is the subject of this Agreement, including, without limitation, all Related Agreements, to the extent they are to be executed by the such Existing Partner, (ii) to perform its obligations under the Partner Consent, this Agreement and the Related Agreements executed by such Existing Partner, and (iii) to own its interest in the Partnership.

(b)  Authorization; No Contravention.  The execution and delivery of this Agreement and the Related Agreements executed by each Existing Partner and the performance by each Existing Partner of its obligations under all of the foregoing have been duly authorized by all requisite corporate, partnership, limited liability company or other action on the part of each such Existing Partner.

(c)  Ownership; No Default.  Each Existing Partner owns beneficially and of record his, her or its partnership interest in the Partnership free and clear of any claim, lien, pledge, voting agreement, option charge, security interest, mortgage, deed of trust, encumbrance, right of assignment, purchase right or other right of any nature whatsoever, except such rights as are contained in the Partnership Agreement of the Partnership or as created or contemplated by this Agreement.  To the best of such Existing Partner’s knowledge, such Existing Partner’s interest was validly issued and such Existing Partner is not currently in default of any obligation to be performed by it under the Partnership Agreement, including without limitation, to fund any capital contribution remaining due.  The Partnership Agreement and any documents, subscriptions or other agreements executed in connection with the Partner Consent are the only agreements between such Existing Partner and the Partnership.

(d)  Accredited Investors .  Each Continuing Partner warrants that he, she or it (A) is an Accredited Investor and (B) by reason of his, her or its business and financial experience, together with the business and financial experience of those persons, if any, retained by each of the undersigned to represent or advise him, her or it with respect to transactions contemplated hereby, has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that he, she or it (x) is capable of evaluating the merits and risks of an investment in Units and of making an informed investment decision, (y) is capable of protecting his, her or its own interest or has engaged representatives or advisors to assist him. her or it in protecting his, her or its interests and (z) is capable of bearing the economic risk of such investment.  Each Continuing Partner warrants that any securities acquired by such Continuing Partner will be so acquired for the Continuing Partner’s own account for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, in violation of the Securities Act or state securities or “blue sky” laws, without prejudice, however, to such Continuing Partner’s rights (subject to restrictions contained in the Limited Partnership Agreement) at all times to sell or otherwise dispose of all or any part of the Units pursuant to an effective registration statement under the Securities Act or under an exemption from registration available under the Securities Act or to transfer such Units as authorized in the Limited Partnership Agreement.

(e)  Certain Transactions.  No Existing Partner is presently a party to any material transaction with the Partnership, except as disclosed on Schedule 3.2(e).

3.3  Representations and Warranties of Essex

Essex hereby represent and warrant to the Partnership as of the date of this Agreement as follows, and Essex shall, as a condition to the Partnership’s obligation to complete the transaction contemplated by this Agreement, remake the following representations and warranties in all material respects as of the Closing Date as if fully made again thereon:

(a)  Essex REIT:

(i)  Existence and Power.  Essex REIT has been duly formed, is validly existing as a Maryland corporation, is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as now conducted.  Essex REIT has all power and authority under its organizational documents and applicable Laws (i) to enter into and deliver this Agreement and all other documents to be executed and delivered in connection with the transaction that is the subject of this Agreement, including, without limitation, all Related Agreements, to the extent they are to be executed by Essex REIT and (ii) to perform its obligations under this Agreement and the Related Agreements executed by Essex REIT.

(ii)  Authorization; No Contravention.  The execution and delivery of this Agreement, the Registration Rights Agreement and the Related Agreements executed by Essex REIT, and the performance of its obligations under all of the foregoing have been duly authorized by all requisite organizational action on the part of Essex REIT.  This Agreement has been, and each Related Agreement to which Essex REIT is a party will on the Closing Date have been, duly executed and delivered by Essex REIT.  None of the foregoing will (i) violate any provision of the charter, bylaws or other organizational documents of Essex REIT; (ii) violate, conflict with or result in a default under any material contract or obligation to which Essex REIT is a party or by which it is bound; (iii) violate or result in a violation of, or constitute a default under any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any Authority on Essex REIT; or (iv) require Essex REIT to obtain any approval, consent or waiver of, or make any filing with, any Person or Authority that has not been obtained or made.  This Agreement constitutes and, upon the execution thereof, the Registration Rights Agreement and the other Related Agreements executed by Essex REIT will constitute the valid and binding obligations of Essex REIT, enforceable in accordance with their respective terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity.

(iii)  Pending Actions.  There is no existing or, to the best of Essex REIT’s knowledge, threatened Action of any kind involving Essex REIT, any of its assets or the operation of any of the foregoing, which, if determined adversely to Essex REIT or its assets, would have a material adverse effect on the consolidated financial position, stockholders’ equity, results of operations or business of Essex REIT or its assets or which would interfere with Essex REIT’s ability to execute or deliver, or perform its obligations under this Agreement, the Registration Rights Agreement or any of the other Related Agreements executed by it.

(iv)  Investment Company Act.  Essex REIT is not an “investment company” or an entity “controlled” by an “investment company” as such terms are defined under the Investment Company Act.

(v)  Essex REIT Qualification.  Essex REIT is organized and operates, and intends to continue to operate, in a manner so as to qualify as a “real estate investment trust” under Sections 856 through 860 of the Code.

(b)  EPLP:

(i)  Existence and Power.  EPLP has been duly formed, is validly existing as a California limited partnership and is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as now conducted.  EPLP has all power and authority under its organizational documents and under applicable Laws to (i) enter into and deliver this Agreement and all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, including, without limitation, all Related Agreements, to the extent they are to be executed by EPLP and (ii) perform its obligations under this Agreement and the Related Agreements executed by EPLP.  EPLP has delivered to the Partnership true and complete copies of its limited partnership agreement, certificate of limited partnership, and certificate of good standing in the State of California.

(ii)  Authorization; No Contravention.  The execution and delivery of this Agreement and the Related Agreements executed by EPLP, and the performance of its obligations under all of the foregoing have been duly authorized by all requisite organizational action on the part of EPLP.  This Agreement has been, and each Related Agreement to which EPLP is a party will on the Closing Date have been, duly executed and delivered by EPLP.  None of the foregoing will (i) violate any provision of the partnership agreement or other organizational documents of EPLP; (ii) violate, conflict with or result in a default under any material contract or obligation to which EPLP is a party or by which it is bound; (iii) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any Authority on EPLP; or (iv) require EPLP to obtain any approval, consent or waiver of, or make any filing with, any Person or Authority that has not been obtained or made.  This Agreement constitutes and, upon the execution of the Related Agreements executed by EPLP will constitute, the valid, legal and binding obligations of EPLP, enforceable in accordance with their respective terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity.

(iii)  Pending Actions.  There is no existing or, to the best of EPLP’s knowledge, threatened Action involving EPLP, any of its assets or the operation of any of the foregoing, which, if determined adversely to EPLP or its assets, would have a material adverse effect on the consolidated financial position, partners’ equity, results of operations, business or prospects of EPLP or its assets or which would interfere with EPLP’s ability to execute or deliver, or perform its obligations under this Agreement or any of the Related Agreements executed by it.

(c)  EMC:

(i)  Existence and Power.  EMC has been duly formed, is validly existing as a California corporation and is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as now conducted.  EMC has all power and authority under its organizational documents and under applicable Laws to (i) enter into and deliver this Agreement and all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, including, without limitation, all Related Agreements, to the extent they are to be executed by EMC and (ii) perform its obligations under this Agreement and the Related Agreements executed by EMC.

(ii)  Authorization; No Contravention.  The execution and delivery of this Agreement and the Related Agreements executed by EMC, and the performance of its obligations under all of the foregoing have been duly authorized by all requisite organizational action on the part of EMC.  This Agreement has been, and each Related Agreement to which EMC is a party will on the Closing Date have been, duly executed and delivered by EMC.  None of the foregoing will (i) violate any provision of the charter, bylaws or other organizational documents of EMC; (ii) violate, conflict with or result in a default under any material contract or obligation to which EMC is a party or by which it is bound; (iii) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any Authority on EMC; or (iv) require EMC to obtain any approval, consent or waiver of, or make any filing with, any Person or Authority that has not been obtained or made.  This Agreement constitutes and, upon the execution of the Related Agreements executed by EMC will constitute, the valid, legal and binding obligations of EMC, enforceable in accordance with their respective terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity.

(iii)  Pending Actions.  There is no existing or, to the best of EMC’s knowledge, threatened Action involving EMC, any of its assets or the operation of any of the foregoing, which, if determined adversely to EMC or its assets, would have a material adverse effect on the consolidated financial position, stockholders’ equity, results of operations, business or prospects of EMC or its assets or which would interfere with EMC’s ability to execute or deliver, or perform its obligations under this Agreement or any of the Related Agreements executed by it.

For purposes of this Section 3.3 where the term “to Essex REIT’s knowledge”, “to EPLP’s knowledge” or “to EMC’s knowledge” is used, such term shall mean that Keith Guericke and Jordan Ritter have no actual knowledge of the matter in question as of the date with respect to which the representation or warranty is made, without inquiry as to such matter.  In no event shall such individuals have any personal liability under this Agreement or otherwise.

3.4  Representations and Warranties of the Cash Interest Holders

It shall be a condition to Essex’s obligation to close the transactions contemplated under this Agreement that each Cash Interest Holder shall make the following representations and warranties to Essex in its Consent and its assignment of its interest in the Partnership:

(a)  Existence and Power.  If such Cash Interest Holder is not an individual:  such Cash Interest Holder is a duly formed and validly existing entity; such Cash Interest Holder has all power and authority under its organizational documents to enter into and deliver all agreements and other documents to be executed and delivered in connection with the transaction that is the subject of this Agreement, including, without limitation, all Related Agreements, to the extent they are to be executed and delivered by such Cash Interest Holder (for such Cash Interest Holder, collectively, its “Transaction Documents”) and to perform its obligations under its Transaction Documents.

(b)  Authorization; No Contravention.

(i)  If such Cash Interest Holder is not an individual:  the execution and delivery of its Transaction Documents and the performance of its obligations thereunder have been duly authorized by all requisite organizational action.

(ii)  Each Cash Interest Holder:  Its Transaction Documents, upon execution thereof, will constitute the valid, legal and binding obligations of such Cash Interest Holder; none of the Transaction Documents will violate any term of any material agreement, order or decree to which such Cash Interest Holder is a party or by which such Cash Interest Holder is bound; there is no pending, or to the best of such Cash Interest Holder’s knowledge, threatened Action involving such Cash Interest Holder which, if determined adversely to it or its assets, would interfere with the ability of such Cash Interest Holder to execute or deliver, or perform its obligations under any of its Transaction  Documents or have a material adverse effect on its interest in the Partnership.

(c)  Cash Interest.  Each Cash Interest Holder:  Such Cash Interest Holder owns beneficially and of record, and is transferring free and clear of any claim, lien, pledge, voting agreement, option, charge, security interest, mortgage, deed of trust, encumbrance, right of assignment, purchase right or other right of any nature whatsoever (except such rights as are contained in the partnership agreement of Partnership), its interest in the Partnership to be redeemed.  Such Cash Interest Holder’s interest in the Partnership was validly issued, and such Cash Interest Holder is not currently in breach of any provisions of the Partnership Agreement, including, without limitation, to fund any capital contribution remaining due.  The Partnership

Agreement and any documents, subscriptions and other agreements executed in connection with the Partner Consent are the only agreements between such Cash Interest Holder and the Partnership.  There is no agreement, instrument or understanding with respect to such Cash Interest Holder’s interest in the Partnership, except the partnership agreement of the Partnership.

ARTICLE 4 - MAINTENANCE AND OPERATION OF THE PROPERTY

4.1  Maintenance and Operation

Through the Closing, the Partnership agrees to maintain and operate the Property in accordance with established operating policies and procedures reasonably satisfactory to Essex.  Prior to the Closing Date, the Partnership shall perform all work and other obligations required to be performed by the landlord under the terms of any applicable Lease to the satisfaction of the tenant(s) thereunder.  On or before the Closing Date, the Partnership shall cause all applicable vacant units vacated more than five (5) days prior to the Closing to be made Tenant Ready and available for occupancy, or, if same are not Tenant Ready, there will be an adjustment at Closing of Five Hundred Dollars ($500.00) for each such vacant unit that is not Tenant Ready.  Upon Closing, any apartment units occupied by personnel of the Partnership, any Existing Partner or any related entity, if any, shall be delivered subject only to month-to-month tenancies at then current fair market rental rates for the Property.

4.2  Insurance

Through the Closing Date, the Partnership shall maintain at its sole cost and expense all insurance in effect on the date of this Agreement and otherwise consistent with prudent insurance maintenance practices on property of the type and in the geographical area of the Property.

4.3  Personal Property

Essex acknowledges that the Partnership shall have the right, from and after the date of this Agreement through the Closing with respect to the Property, to remove or replace items of its Personal Property from time to time in the normal course of operation of the Property and any items of Personal Property that are damaged or destroyed by fire or other casualty.  Essex agrees that the Partnership may remove items of Personal Property from the Property if such items are obsolete and replaced by Personal Property of equal or greater utility or value.  Any such Personal Property removed shall cease to constitute “Personal Property” for all purposes under this Agreement.  Any Personal Property replaced in the Property pursuant to this Section shall, to the extent not thereafter removed in accordance with the terms of this Section, constitute “Personal Property” for all purposes under this Agreement.

4.4  Leasing

The Partnership shall not execute, modify, approve and/or cancel any Leases, contracts or commitments of any kind affecting the Property or any interest therein without Essex’s prior written approval, said approval not to be unreasonably withheld. The Partnership shall lease space in the Property at rates and for terms approved by Essex pursuant to the preceding sentence and pursuant to the Partnership’s standard form of Lease.  All Leases entered into from and after the date of this Agreement in accordance with the terms of this Section 4.4 shall constitute Leases under this Agreement.  The Partnership shall comply with the terms of all Leases.

4.5  Operating Agreements

Except as set forth in Section 4.4, the Partnership shall not enter into any contract or other agreement affecting the Property, or any amendment of any contract or agreement, that will be binding on the Partnership or the Property without the prior written consent of Essex.  Notwithstanding the foregoing, the Partnership may enter into a contract or agreement which by its own terms shall terminate prior to the Closing Date and which shall not create any liability for or be binding on the Partnership or the Property on or after the Closing Date.  The Partnership shall not waive, compromise or settle any rights of the Partnership under any such contract or agreement, nor modify, amend or terminate any applicable Retained Contract or other such contract or agreement, without in each case obtaining Essex’s prior written consent thereto.

4.6  Damage or Destruction; Condemnation.

(a)  All risk of loss to the Property shall be borne by the Partnership until the Closing subject to the provisions of this Section 4.6.  The Partnership shall promptly deliver to Essex written notice of any casualty or taking involving the Property.  If, prior to the Closing, all or any part of the Property is damaged or destroyed by casualty such that the cost to repair and/or restore such damage and/or destruction (which cost, for purposes of this Section 4.6(a), shall be deemed to include reasonably anticipated post-Closing rental loss through completion of such repair and/or restoration) would exceed Three Hundred Thousand Dollars ($300,000) (a “Major Casualty”), then Essex shall have the right to terminate its obligation to consummate the transactions contemplated by this Agreement by delivery of written notice thereof to the Partnership within ten (10) Business Days after Essex’s first learning of the occurrence of such casualty and the cost of such repair and/or restoration.  If all or any part of the Property is damaged and/or destroyed by fire or other casualty prior to the Closing but (i) the event is not a Major Casualty or (ii) the event is a Major Casualty but this Agreement is not terminated pursuant to this Section 4.6(a) as a result thereof, then the Closing Date shall occur as scheduled notwithstanding such damage or destruction, and the Partnership’s interest in all proceeds of insurance payable by reason of such casualty shall be assigned to Essex as of the Closing Date or credited to Essex if previously received by the Partnership, and the Partnership shall be responsible for any cost of repair not covered by such insurance (whether by reason of insurance deductible, uninsured casualty or otherwise).  The Partnership’s obligations under this Section 4.6(a) shall survive the Closing.

(b)  If, prior to Closing, an Authority commences any eminent domain or condemnation proceeding to take any portion of the Property or the Partnership enters into an agreement in lieu thereof or becomes aware that any such agreement may be offered, and the award to be paid in connection therewith is to exceed Three Hundred Thousand Dollars ($300,000), or any units or parking spaces are taken or to be taken in connection therewith, or any access to the Property has been or will be materially impaired (each, a “Major Condemnation”), Essex shall have the option to terminate its obligation to consummate the transactions contemplated by this Agreement by delivery of written notice thereof to the Partnership within ten (10) Business Days after Essex first learns of such commencement, entry or offer.  If, prior to the Closing Date, an Authority commences any eminent domain or condemnation proceeding to take any portion of the Property or the Partnership enters into an agreement in lieu thereof or becomes aware that any such agreement may be offered and such event does not constitute a Major Condemnation then the Closing Date shall occur as scheduled notwithstanding such proceeding, entry or offer, and the Partnership’s interest in all awards or payments arising out of such proceedings or agreement shall be assigned to Essex as of the

Closing Date or credited to Essex if previously received by the Partnership.  The Partnership’s obligations under this Section 4.6(b) shall survive the Closing.

4.7  Tests and Inspections

The Partnership hereby authorizes Essex and its authorized representatives, agents and employees to enter upon the Property from time to time to perform such tests and inspections as Essex deems necessary or appropriate in its sole discretion, including, without limitation, such soil boring and compacting tests, test well and water table, soil porosity and liquid absorption tests, other environmental inspections and tests, and engineering tests.  Any entry by Essex onto the Property in connection with its due diligence shall not unreasonably interfere with the rights of tenants under Leases.  Essex hereby agrees to indemnify, protect, defend and hold the Partnership harmless from and against any and all direct, but not consequential, Losses arising on account of any test or inspection performed by Essex; provided, however, the provisions of this sentence shall not be applicable to any such Losses to the extent same arises out of or in connection with either (i) the mere discovery of any pre-existing condition at the Property, or (ii) the negligence or willful misconduct of the Partnership or any of the Existing Partners, or any of their respective employees, contractors, subcontractors, tenants or others under any of their direction or control.  The provisions of the previous sentence shall survive a termination of this Agreement or Closing.

4.8  Mortgage Debt

Prior to the Closing, the Partnership will keep all debt service payments and other payments owed in connection with its Mortgage Debt current on the Property and will not permit or suffer to exist any default under any Mortgage Instrument.  On or before the Closing, if required, the Partnership shall obtain the written consent from the holder of the Mortgage Debt to any deemed assumption of such Mortgage Debt by the Partnership due to a change in its general partner upon the Closing.  All costs, fees and charges required to be paid to the holder of the Mortgage Debt or on behalf of such holder in connection with such deemed assumption of the Mortgage Debt shall be paid by the Existing Partners.  Any and all debts secured by the Property or other liens or judgments filed against the Property (except for the respective Permitted Encumbrances and the Mortgage Debt) shall be satisfied and released of record by the Existing Partners.  Except as provided in this Section 4.8, the Partnership will not amend or in any way modify without the prior written consent of Essex any term of its Mortgage Debt or any documents or instruments executed in connection therewith.

4.9  Availability of Records

The Partnership and the General Partners agree to cooperate with Essex to obtain any information needed from or pertaining to the Partnership, the Property or the Existing Partners.  Upon written request of Essex, for a period of two (2) years after the Closing, the General Partners shall (i) make their records relating to the Partnership available to Essex for inspection, copying and audit by Essex’s designated accountants (to the extent not already in the possession of Essex), and (ii) cooperate with Essex to the extent reasonably necessary to obtain any applicable Licenses not in existence on the Closing Date and necessary for the operation of all or any portion of the Property.  Without limiting the foregoing and in addition thereto, for the period of time commencing on the date of this Agreement and continuing through the third (3rd) anniversary of the Closing Date, the General Partners shall, from time to time, upon reasonable advance notice from Essex, provide Essex and its representatives, agents and employees with access to all financial, tax and other information relating to the Partnership and the Property in their possession or control (to the extent not already in the possession of Essex) pertaining to the period of the Partnership’s ownership in and operation of, as the case may be, the Property prior to the Closing Date, which information is relevant and reasonably necessary, in the opinion of Essex’s outside, third party accountants (the “Accountants”), to enable Essex and its Accountants to prepare financial statements in compliance with any or all of (a) Rule 3-14 of Regulation S-X of the Commission; (b) any other rule issued by the Commission and applicable to Essex; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of, Essex.  In addition, during such three (3) year period, the General Partners shall, from time to time, upon reasonable advance notice from Essex, provide Essex and its representatives, agents and employees with access to current and former employees and agents of the Partnership or its General Partners and of any other entity who assisted in or worked on accounting or tax matters with respect to the Partnership.  The General Partners’ obligations under this Section 4.9 shall survive the Closing.  The General Partners acknowledge and agree that the following is a representative description (but not an exhaustive list) of the information and documentation that Essex and the Accountants may require in order to comply with (a), (b) and (c) above (to the extent not already in the possession of Essex):

(a)  Rent Rolls for the calendar month in which the Closing occurs and the eleven (11) calendar months immediately preceding the calendar month in which the Closing occurs and all Leases, whether or not in effect as of the Closing Date;

(b)  The Partnership’s internally-prepared operating statements;

(c)  Access to applicable Leases;

(d)  The Partnership’s budgeted annual and monthly income and expenses, and actual annual and monthly income and expenses;

(e)  Access to the Partnership’s cash receipt journal(s) and bank statements for the Property;

(f)  The Partnership’s general ledger with respect to the Property;

(g)  The Partnership’s schedule of expense reimbursements required under Leases in effect on the Closing Date, if one exists;

(h)  The Partnership’s schedule, if one exists, of those items of repairs and maintenance performed by, or at the direction of the Partnership, during the Partnership’s fiscal year in which the Closing occurs (the “Final Fiscal Year”);

(i)  The Partnership’s schedule, if one exists, of those capital improvements and fixed asset additions made by, or at the direction of, the Partnership during the Final Fiscal Year;

(j)  Access to the Partnership’s invoices with respect to expenditures made during the Final Fiscal Year;

(k)  Access (during normal and customary business hours) to responsible personnel to answer accounting questions; and

(l)  A representation letter, signed by the individual(s) responsible for the Partnership’s financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation letter may be required to assist the Accountants in rendering an opinion on such financial statements.

4.10  Title and Survey Defects

The Partnership and the General Partners shall prior to Closing correct or resolve the following title and survey matters so as to cause them not to be listed as exceptions to title in the Title Policy:

(i)  Any and all title and/or survey matters first arising from and after the date of this Agreement; and

(ii)  Any and all title matters which can be cured by the payment of money other than Mortgage Instruments in connection with Mortgage Debt to be retained as provided in this Agreement.  If the Partnership and the General Partners are not able to correct any such matter on or before Closing, same shall be deemed to be a material default by the Partnership and the General Partners.

4.11  Cooperation with Essex

The Partnership and the General Partners shall cooperate and do all acts as may be reasonably required or requested by Essex with regard to the fulfillment of any condition to Essex’s obligations hereunder but the Partnership’s and the General Partners’ representations and warranties shall not be affected or released by Essex’s waiver or fulfillment of any condition.  The Partnership’s and the General Partners’ obligations under this Section 4.11 shall survive the Closing.

4.12  Post-Closing Property Management

The General Partners agree to cooperate with Essex and/or its designated management company in good faith prior to Closing with respect to the establishment of a qualified management staff for the Property.  Essex shall have the right to establish such management staff for the Property as it deems necessary or appropriate after the Closing.

4.13  Notices Received

The Partnership shall promptly provide copies to Essex of any written notice the Partnership or any of its General Partners receives on or before the Closing Date (i) from any Authority concerning any possible violation of applicable Laws or (ii) concerning any possible breach of or default under any Contract, Lease, Mortgage Instrument or any other document or instrument to which the Partnership is a party or by which the Partnership or the Property is bound.

4.14  Cash Distributions

All of the Partnership’s bank accounts as in existence immediately prior to the Closing and all positive prorations in favor of the Existing Partners (“Old Bank Accounts”) shall be held and disposed of as follows:

(a)  At the Closing an amount sufficient to pay for prorated expenses hereunder shall be paid out of the Old Bank Accounts to Essex;

(b)  All bills relating to the Partnership operations prior to the Closing Date shall be paid out of the Old Bank Accounts;

(c)  The Existing Partners shall retain $25,000 in an escrow account controlled by Essex for a period of at least four (4) months from the Closing to cover payment of all operating expenses related to the period prior to the Closing including prorations.  Following the end of such four-month period, any remaining amount after such payments shall be returned to James Fuqua on behalf of the Existing Partners.  Any cash in the Old Bank Accounts in excess of the amounts covered in paragraphs (a), (b) and (c) of this Section 4.14 may be disposed of in such manner as the General Partner and Existing Partners may agree.

4.15  Representations and Warranties

Prior to the Closing, the General Partners shall not willfully take any action (or intentionally omit to act) where such action or omission would cause or constitute, at the time taken or omitted or at the time of the Closing, a breach of any of the Partnership’s or any General Partner’s representations, warranties or covenants contained in this Agreement.

ARTICLE 5 - CLOSING ADJUSTMENTS

5.1  Adjustments Generally

All amounts which this Agreement provides are to be paid by the Partnership prior to Closing or by the Existing Partners or are for the account of the Partnership prior to Closing or by the Existing Partners shall be adjusted in cash on or prior to the Closing out of funds of the Partnership which the Partnership is entitled to distribute prior to Closing pursuant to Section 4.14.

5.2  Taxes, Assessments and Utilities

All real estate taxes, charges and assessments affecting the Property and all charges for water, sewer, electricity, gas, telephone and all other utilities with respect to the Property, shall be apportioned on a daily basis as of midnight on the date preceding the Closing Date.  General real estate taxes and assessments payable for the fiscal year in which the Closing occurs shall be prorated as of midnight on the date preceding of the Closing Date.  The Existing Partners shall pay on or before Closing the full amount of any delinquent assessments against the Property for prior fiscal years, including, without limitation, interest payable therewith.  The Partnership shall cause all the applicable utility meters to be read on the Closing Date and the Existing Partners will be responsible for the cost of all utilities used prior to the Closing Date, except to the extent such utility charges are billed to and paid by tenants directly.  If any prorations under this Section cannot be calculated finally on the Closing Date, then they shall be estimated at the Closing and calculated finally as soon after the Closing Date as practicable.  The Existing Partners’ obligations under this Section shall survive the Closing.

5.3  Rent

Except for delinquent rent, all rent under the Leases and other income attributable to operation of the Property shall be apportioned and prorated in cash on a per diem basis as of midnight on the date immediately preceding the Closing Date.  Payment received from tenants who are delinquent as of the Closing Date shall be applied by the Partnership as follows:  if such delinquent rent is received by the Partnership during the month in which the Closing Date occurs such amount shall be prorated and applied and if such payments are received by the Partnership from tenants of the Property after the month in which the Closing occurs but prior to the date which is six (6) months after the Closing Date, such rents shall be applied first to rents then due for any period following the Closing from such tenant and any excess then delivered to the Existing Partners to the extent of such tenant’s delinquent rent as of the time of apportionment.  Any amounts received by the Existing Partners on account of rent or other income from and after the Closing Date shall be turned over to Essex for application in accordance with the terms of this Section 5.3.  The Existing Partners’ obligations under this Section shall survive the Closing.

5.4  Payments on Permitted Exceptions

Payments of interest on the Mortgage Debt and other payments owing under the Mortgage Instruments and any other Permitted Exceptions shall be apportioned in cash on a per diem basis as of midnight on the date immediately preceding the Closing Date.  Such interest and other payments accruing prior to the Closing Date shall be deemed to be the responsibility of the Existing Partners, and, subject to the terms of this Agreement, any such interest and other payments accruing on or after such Closing Date shall be deemed to be an expense of the Partnership.

5.5  Contract Payments and Other Expenses

Payments under all Contracts and for the Property’s operating  and maintenance expenses, including, without limitation, fuel, shall be apportioned in cash on a per diem basis as of midnight on the date immediately preceding the Closing Date to the extent possible.  All such expenses accruing prior to such Closing Date shall be deemed to be the responsibility of the Existing Partners and all such expenses accruing as of such Closing Date and thereafter shall be post closing expenses of the Partnership.  If final bills are not available as of Closing, amounts to be prorated under this Section shall be prorated in cash on the basis of the most current bills then available and promptly re-prorated on receipt of final bills.  All such expenses for the period preceding such Closing Date shall be the responsibility of the Existing Partners, and all such expenses commencing as of the Closing Date with respect to the Property shall be deemed to be  post closing expenses of the Partnership.  In addition, the parties agree that at Closing Essex shall be credited with the amount of any advance payment made under any laundry leases, cable television agreements or similar service contracts which are either (i) allocable to the period from and after close of escrow or (ii) paid in consideration for the portion of the term of any such contract which remains unexpired at the close of escrow.

5.6  Partner Consent

All costs and expenses associated with preparing, printing, distributing and collecting all Consents, including, without limitation, all Existing Partners’ consents and elections hereunder, shall be the responsibility of the Existing Partners.  All costs and expenses associated with preparing and filing all federal and state securities filings associated with the issuance of Units shall be the responsibility of Essex and/or the Partnership (post-closing).

5.7  Adjustments and Prorations Generally

All fees payable to, or expenses or other amounts reimbursable to, the General Partners or to any other Person engaged by the Partnership prior to Closing, whether payable before or after Closing, shall be borne by the Existing Partners.  All net costs, adjustments and prorations allocable to the Existing Partners or to the Partnership which relate to periods on or before the Closing Date under this Agreement, or which relate to any amounts referred to in the first sentence of this Section 5.7, shall be paid out of available cash (and, if necessary, additional capital provided by the Existing Partners) of the Partnership.

5.8  Post-Closing Audit

Within sixty (60) days after the Closing Date, the Partnership shall conduct a post-Closing audit to determine the accuracy of all prorations made under this

Article 5 (the “Post-Closing Audit”).  Any party owing another party a sum of money based on post-Closing prorations required under this Article or the Post-Closing Audit shall promptly pay such sum to the other party, together with interest thereon at the Reference Rate from the Closing Date to the date of payment if payment is not made within ten (10) days after delivery of a bill therefor.  The Existing Partners shall reserve and set aside cash of not less than $25,000 to satisfy any obligations they may have under this Article 5.  The provisions of this Section 5.8 shall survive Closing.

ARTICLE 6 - DEFAULTS AND REMEDIES

6.1  Defaults

Subject to the other provisions of this Article 6, in the event of (i) a failure by a party to perform any of its obligations hereunder, which failure continues for more than fifteen (15) days following receipt of written notice thereof from the other party or (ii) the inaccuracy of any representation or warranty made by a party in this Agreement or in any document delivered pursuant to the terms hereof, then the other party shall have the right to terminate its obligation to consummate the transactions contemplated by this Agreement by delivery of written notice thereof to the other party.  Subject to Section 6.2, in the event of a failure of a condition to a party’s obligations under this Agreement which does not constitute a breach of a covenant, agreement, representation, warranty and/or indemnity made by such party under this Agreement, such party shall, as its sole and exclusive remedy, either elect to terminate its obligation to complete the transactions contemplated under this Agreement or to waive satisfaction of such condition, each by delivery of notice thereof to the other party.  In the event of a Major Casualty or Major Condemnation, Essex shall have the right to terminate this Agreement by delivery of written notice thereof to the Partnership.  Subject to the terms of this Article 6, upon any such termination or any termination otherwise permitted under this Agreement, all rights and obligations of the parties under this Agreement, other than those that by their terms survive termination, shall terminate without recourse, and this Agreement shall be of no further force or effect.

6.2  Reimbursement of Loan-Related Fees Paid by Essex

        In the event this Agreement terminates for any reason whatsoever, Essex shall be entitled to reimbursement or repayment from the Partnership for all loan-related fees paid by Essex in connection with the Partnership’s obtainment of the Mortgage Debt to refinance the previous mortgage debt on the Property (to the extent the reimbursement or repayment of such fees is not covered by the existing management agreement between Essex and the Partnership).

ARTICLE 7 - INDEMNIFICATION

7.1  By the General Partners and the other Existing Partners

    (a)  Partnership and Property Related Matters (Excluding Radon Issues).  From and after the Closing Date, the General Partners shall, jointly and severally, and the other Existing Partners shall, severally (to the extent of their respective percentage interests in the Partnership prior to the completion of the transactions contemplated hereby) but not jointly, indemnify, defend, protect and hold harmless the Essex Indemnified Parties from and against all Losses which are incurred or suffered by any of them (A) based upon, arising out of, in connection with or by reason of the breach of any of the representations or warranties of the

Partnership, the General Partners or any Existing Partner contained in this Agreement, any Related Agreement or any document delivered to Essex pursuant to this Agreement, (B) based upon, arising out of, in connection with or by reason of any liability or obligation of the Property or the Partnership of any nature (absolute, accrued, contingent or otherwise) arising or occurring with respect to any period prior to Closing, including, without limitation, obligations under Contracts, Leases, Licenses, the Mortgage Debt and the other Permitted Exceptions performable prior to Closing, but excluding those matters set forth in Section 7.1(b), or (C) based upon, arising out of, in connection with or by reason of the failure of the Partnership or any Existing Partner to perform or comply, in whole or in part, with any of the covenants or agreements contained herein or in any Related Agreement to be performed or complied with by the Partnership or any Existing Partner on or prior to the Closing.

(b)  Radon Issues.

(i)  From and after the Closing Date, until the pledge of Units described in Section 7(b)(ii) is released in accordance therewith, the Existing Partners shall, severally (to the extent of their respective percentage interests in the Partnership prior to the completion of the transactions contemplated hereby) but not jointly, indemnify, defend, protect and hold harmless the Essex Indemnified Parties (excluding the management company for the Property) from and against all Losses which are incurred or suffered by any of them based upon, arising out of, in connection with or by reason of any liability or obligation of the Property or the Partnership of any nature (absolute, accrued, contingent or otherwise) arising from the presence of radon on or in any portion of the Property prior to Closing.

(ii)  To secure the indemnification obligations of the Existing Partners pursuant to Section 7(b)(i), the Continuing Partners, subject to obtaining consent, if necessary, from the Mortgage Lender, hereby grant to Essex, on behalf of the parties covered by such indemnity, a security interest in a portion of the Continuing Partner’s Units having an aggregate value equal to Six Hundred Eighteen Thousand Three Hundred Dollars ($618,300) (based on the Pricing Value, and determined on a pro rata basis based on the Continuing Partners’ respective number of Units immediately following the Closing), including, but not limited to, all distributions thereon and proceeds of all of the foregoing, and shall execute, and hereby authorizes Essex to file, financing statements or other evidence of perfection and take such other actions as Essex may require, including, without limitation, executing the Pledge Instruction Letters attached hereto as Exhibit O.  Such security interest shall be released on the fourth (4th) anniversary of the Closing Date unless prior to such fourth (4th) anniversary a claim or written notice asserting such claim under Section 7(b)(i) has been made in accordance with this Article 7, in which event Essex may, in its sole and absolute discretion, release only such portion of such pledged Units as it reasonably determines will not be required to satisfy any such asserted claim or claims.  All distributions payable on account of such pledged Units shall be currently payable to the Continuing Partners, notwithstanding the existence of this pledge.  Notwithstanding anything contained herein to the contrary, (i) such Essex Indemnified Parties shall be under no obligation, whether pursuant to fiduciary principles or otherwise, to consider the interests of the Continuing Partners when exercising any of their rights under this Section 7.1(b)(ii), and (ii) nothing contained in the Limited Partnership Agreement shall be construed to limit the rights of such Essex Indemnified Parties under this Section 7.1(b)(ii).  This Section 7.1(b) shall survive the Closing.

(iii)  From and after the fourth (4th) anniversary of the Closing Date and until the sixth (6th) anniversary of the Closing Date, the General Partners shall, severally (to the extent of their respective general partnership interests in the Partnership prior to the completion of the transactions contemplated hereby) but not jointly, indemnify, defend, protect and hold harmless the Essex Indemnified Parties (excluding the management company for the Property) from and against all Losses which are incurred or suffered by any of them based upon, arising out of, in connection with or by reason of any liability or obligation of the Property or the Partnership of any nature (absolute, accrued, contingent or otherwise) arising from the presence of radon on or in any portion of the Property prior to Closing.

(c)  Equity Holder Claims.  The General Partners shall, jointly and severally, and the other Existing Partners shall, severally (to the extent of their respective percentage interests in the Partnership prior to the completion of the transactions contemplated hereby) but not jointly, indemnify, defend, protect and hold harmless the Essex Indemnified Parties from and against all Losses which are incurred or suffered by any of them based upon, arising out of, in connection with or by reason of: (i)  the breach by the Partnership, the General Partners or any former general partner (the “Covered Partner Parties”) of any of their respective fiduciary duties (including duties of disclosure) to the Existing Partners, any former partner or any other Person arising in connection with the transactions contemplated by this Agreement; (ii) any document signed by the General Partner, filed on behalf of any Covered Partner Party before the Closing with any Authority, or prepared or distributed by or on behalf of any Covered Partner Party before the Closing in connection with the transactions contemplated hereby, including any document distributed in connection with the solicitation of consents to the consummation by the Partnership of the transactions contemplated hereby; (iii) obligations or liabilities of the Partnership to any former partner, member, employee, consultant or agent on account of such Person’s present or former interest in or right to participate in the revenues or profits of the Partnership, whether resulting from the purchase, redemption or acquisition of equity interests in the Partnership or the termination of any employment or other relationship with the Partnership; (iv) the distribution of the Refinancing proceeds to the Existing Partners or (v) the failure of the Consent Solicitation, the Partner Consent or the offer and sale of Units to the Existing Partners to comply with all applicable Federal securities laws or California state securities laws (except, in the case of this clause (v) only, to the extent such Losses arise from the failure to properly prepare and file federal and state securities filings in connection with the issuance of Units).

(d)  Interest.  The indemnity against Losses pursuant to this Section 7.1 shall also include interest on cash disbursements in respect thereof at an annual rate of interest equal to the prime lending rate of major money center banks as announced in the Wall Street Journal in effect from time to time plus two percent (2%), but not in excess of ten (10%) per annum (the “Reference Rate”), based on actual days elapsed from the later of the date a valid claim is made hereunder or the date of such disbursement until the date the applicable indemnified parties are fully reimbursed therefor.

(e)  Limitation on Indemnity.  No Essex Indemnified Party shall be entitled to indemnification under this Section 7.1 once Essex Indemnified Parties have recovered from the Existing Partners under this Section 7.1, in the aggregate, an amount equal to Six Hundred Eighteen Thousand Three Hundred Dollars ($618,300) plus interest to which Essex Indemnified Parties may be entitled hereunder and all costs and expenses of collection.

(f)  Notwithstanding anything to the contrary set forth herein, nothing in this Agreement shall (i) limit the rights of an Essex Indemnified Party as an “Essex Indemnified Party” under the Other Restructuring Agreement or (ii) limit an Existing Partner’s obligations (including, without limitation, indemnification and pledge obligations) under the other Restructuring Agreement to the extent such Existing Partner is also an “Existing Partner” and/or “Continuing Partner” under the Other Restructuring Agreement.

7.2  Indemnification Procedure

(a)  In the event that any party shall incur or suffer any Losses in respect of which indemnification may be sought by such party pursuant to the provisions of this Article 7, the party seeking to be indemnified hereunder (the “Indemnitee”) shall assert a claim for indemnification by written notice (a “Notice”) to the party from whom indemnification is sought (the “Indemnitor”) stating the nature and basis of such claim.  In the case of Losses arising by reason of any third party claim, the Notice shall be given within thirty (30) days of the filing of any such claim against the Indemnitee or the determination by Indemnitee that a claim will ripen into a claim for which indemnification will be sought, but the failure of the Indemnitee to give the Notice within such time period shall not relieve the Indemnitor of any liability that the Indemnitor may have to the Indemnitee except to the extent that the Indemnitor is prejudiced thereby and then only to the extent of such prejudice.

(b)  The Indemnitee shall provide to the Indemnitor on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnitee believes give rise to a claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee which would have bearing on such claim.

(c)  In the case of third party claims for which indemnification is sought, the Indemnitor shall have the option (x) to conduct any proceedings or negotiations in connection therewith, (y) to take all other steps to settle or defend any such claim (provided that the Indemnitor shall not, without the consent of the Indemnitee, settle any such claim on terms which provide for (A) a criminal sanction or fine, (B) injunctive relief or (C) monetary damages in excess of the amount that the Indemnitor is required to pay hereunder) and (z) to employ counsel, which counsel shall be reasonably acceptable to the Indemnitee, to contest any such claim or liability in the name of the Indemnitee or otherwise.  In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim; provided, however, that if the defendants in any such action or claim include both the Indemnitee and the Indemnitor and the Indemnitee shall have reasonably concluded that there would be a conflict of interest were the same counsel to represent the Indemnitee and the Indemnitor, the Indemnitee shall be entitled to be represented by separate counsel at the Indemnitor’s expense; providedfurther, however, that such action or claim shall not be settled without the Indemnitor’s consent, which shall not unreasonably be withheld or delayed.  The Indemnitor shall, within thirty (30) days of receipt of the Notice, notify the Indemnitee of its intention to assume the defense of such claim.  Until the Indemnitee has received notice of the Indemnitor’s election whether to defend any claim, the Indemnitee shall take reasonable steps to defend (but may not settle) such claim.  If the Indemnitor shall decline to assume the defense of any such claim, or shall fail to notify the Indemnitee within thirty (30)

days after receipt of the Notice of the Indemnitor’s election to defend such claim, the Indemnitee shall defend against (and may settle) such claim.  The expenses of all proceedings, contests or lawsuits in respect of the claims described in the preceding sentence shall be borne by the Indemnitor.  Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith.  In the case of a claim for indemnification made hereunder, (a) if (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim, then within ten (10) days after the occurrence of a final non-appealable determination with respect to such third party claim (or sooner if required by such determination), the Indemnitor shall pay the Indemnitee (or sooner if required by such determination), in immediately available funds, the amount of any Losses (or such portion thereof as the Indemnitor shall be responsible for pursuant to the provisions hereof and (b) in the event that any Losses incurred by the Indemnitee do not involve payment by the Indemnitee of a third party claim, then, if (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee against such Losses, the Indemnitor shall within ten (10) days after agreement on the amount of Losses or the occurrence of a final non-appealable determination of such amount pay to the Indemnitee, in immediately available funds, the amount of such Losses (or such portion thereof as the Indemnitor shall be responsible for pursuant to the provisions hereof).

7.3  Cooperation in Defense

Each party indemnified under any indemnity contained in this Agreement shall cooperate in all reasonable respects in the defense of the third-party claim pursuant to which the indemnifying party is alleged to have liability.

7.4  Survival

This Article 7 shall survive Closing or the termination of the parties’ obligations to consummate the transactions contemplated by this Agreement.  Subject to the terms of this Section 7.4, all representations and warranties of the Partnership, the General Partners and the other Existing Partners contained in this Agreement (other than those contained in Sections 3.1(b), 3.1(g), 3.1(o), 3.1(q), 3.1(y), 3.1(bb), 3.1(cc) and 8.1, which shall survive Closing until the expiration of the applicable statute of limitations) shall survive Closing for a period of two (2) years and shall not be merged in any instrument of conveyance; provided that, if a written notice asserting a claim for breach of any such representation or warranty or a claim for indemnification under Section 7.2 shall have been given to the indemnifying party prior to the expiration of such representation or warranty or claim under Section 7.2, as the case may be, such representation and warranty and any right to indemnification for breach thereof, shall survive, to the extent of such claim only, until such claim is resolved.  No representation or warranty which is untrue as a result of fraud by the party making it shall terminate, but shall survive indefinitely.

ARTICLE 8 - MISCELLANEOUS

8.1  Brokers

Each party to this Agreement represents and warrants that neither it nor any of its Affiliates has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of the transactions contemplated by this Agreement, through any real estate broker or other person who can claim a right to a commission or finder’s fee in connection with therewith.  In the event that any other broker or finder claims a commission or finder’s fee based upon any contact, dealings or communication, the party through whom or through whose Affiliate such broker or finder makes its claim shall be responsible for such commission or fee and all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the other party and its Affiliates in defending against the same.  The party through whom or through whose Affiliate such broker or finder makes a claim shall hold harmless, protect, indemnify and defend the other party hereto, its successors and assigns, agents, employees, officers and directors, and the Property from and against any and all Losses, arising out of, based on, or incurred as a result of such claim.  The provisions of this Section shall survive the Closing or termination of the parties’ obligations to consummate the transactions contemplated by this Agreement.

8.2  Marketing

The Partnership agrees not to market the Property for sale during the term of this Agreement or entertain or discuss any offer to purchase or acquire the Property with any Person other than Essex and their Affiliates.

8.3  Entire Agreement; No Amendment

This Agreement, including all Exhibits, the Related Agreements and documents executed at Closing (the “Related Transaction Documents”), represents the entire agreement among each of the parties hereto with respect to the subject matter hereof.  It is expressly understood that no representations, warranties, guarantees or other statements shall be valid or binding upon a party unless expressly set forth in the Related Transaction Documents.  It is further understood that any prior agreements or understandings between the parties with respect to the subject matter hereof have merged in the Related Transaction Documents, which alone fully express all agreements of the parties hereto as to the subject matter hereof and supersedes all such prior agreements and understandings.  The Related Transaction Documents may not be amended, modified or otherwise altered except by a written agreement signed by the party against whom enforcement is sought.  It is agreed that no obligation under the Related Transaction Documents which by its terms is to be performed or continue to be performed after Closing and no provision of the Related Transaction Documents which is expressly to survive Closing shall merge upon Closing, but shall survive Closing.

8.4  Certain Expenses

Each party hereto will pay all of its own expenses incurred in connection with this Agreement and the transactions contemplated hereby (whether or not the Closing shall take place), including, without limitation, all costs and expenses herein stated to be borne by such party and all of its respective accounting, legal, investigatory and appraisal fees.  The Partnership shall be responsible for paying on or before Closing (i) all applicable State, County and City transfer taxes and/or transfer fees due in connection with the transactions contemplated by this Agreement, (ii) all costs associated with obtaining and issuing the Title Policy, including, without limitation, examination costs, commitment fees and premiums; provided, however, notwithstanding the foregoing, Essex shall be responsible for that portion of the cost of the Title Policy related to extended coverage, (iii) all costs associated with obtaining applicable UCC searches required under Section 2.1(f) and (iv) all costs associated with obtaining the Partner Consent.  Essex shall be responsible for (i) all amounts required to be paid to the holder of the Mortgage Debt in connection with the deemed assumption of the Mortgage Debt, if any, and (ii) all costs associated with obtaining a survey as required under Section 2.1(e).  All other costs and charges in connection with the restructuring of the Partnership contemplated by this Agreement not otherwise provided for in this Agreement shall be allocated by standard accounting and conveyancing practices in the relevant jurisdiction where the Property is located.

8.5  Audit

The Partnership acknowledges that Essex may in its discretion audit the last three (3) years of operations of the Property and the Partnership.  If the Closing occurs or if the Closing fails to occur for any reason other than a breach by the Partnership or an Existing Partner of their obligations hereunder, Essex agrees to pay the cost of said audit.  The Partnership agrees to fully cooperate with said audit, and to preserve and supply all books, records, operating statements, and other information which may be reasonably requested by Essex and within the possession or control of the Partnership or the property manager of the Property.  If the Closing occurs, all such materials will be kept by Essex; otherwise, Essex shall return all such materials to the Partnership.  The provisions of this Section 8.5 shall survive the Closing.

8.6  Notices

Any notice or communication required under or otherwise delivered in connection with this Agreement to any of the parties hereto shall be written and shall be delivered to such party at the following address:  If to Partnership:

James Fuqua
c/o Fuqua and Baptist Management
1625 The Alameda #200
San Jose, CA  95126
Fax:  (408) 295-2103

with a copy to:

The Law Offices of Jesse W. Jack
211 San Mateo Avenue
Los Gatos, CA  95030-4320
Attention:  Jesse W. Jack
Fax:  (408) 399-3417

If to Essex to:

Essex Portfolio, L.P.
925 East Meadow Drive
Palo Alto, CA  94303
Attention:  Keith Guericke
Fax:  (650) 858-0139

with a copy to:

Essex Portfolio, L.P.
925 East Meadow Drive
Palo Alto, CA  94303
Attention:  Jordan Ritter
Fax:  (650) 858-1372

with an additional copy to:

Greenberg Traurig, LLP
One International Place

Boston, MA  02110
Attention:  Jennifer Weiss
Fax:  (617) 310-6001

Each notice shall be in writing and shall be sent to the party to receive it, postage prepaid by certified mail, return receipt requested, or by a nationally recognized overnight courier service that provides tracking and proof of receipt or by telecopy transmission (with confirmation from sender’s telecopy machine of sending being adequate proof of same).  Notices shall be deemed delivered upon receipt.

8.7  No Assignment

Except as provided in this Section 8.7, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties.  EMC and/or EPLP may, without such consent, (i) assign its rights hereunder to any lender as collateral security and/or (ii) assign its rights and obligations hereunder to an Affiliate provided such Affiliate assumes all obligations and liabilities of EMC and/or EPLP, as applicable, hereunder effective as of the date of any such assignment.

8.8  Governing Law

The laws of the State of California shall govern the validity, enforcement and interpretation of this Agreement, without regard to any choice of law principles.

8.9  Multiple Counterparts; Facsimile Signatures

This Agreement may be executed in multiple counterparts.  If so executed, all of such counterparts shall constitute but one agreement, and, in proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.  Signatures delivered by facsimile transmission shall be binding on the other party so signing and delivering same.

8.10  Further Assurances

From and after the date of this Agreement and after the Closing, the parties hereto shall take such further actions and execute and deliver such further documents and instruments as may be reasonably requested by the other party and are reasonably necessary to provide to the respective parties hereto the benefits intended to be afforded hereby, including, without limitation, all books and records relating to the Property and the addresses of all parties.

8.11  Miscellaneous

Whenever herein the singular number is used, the same shall include the plural, and the plural shall include the singular where appropriate, and words of any gender shall include the other gender when appropriate.  The headings of the Articles and the Sections contained in this Agreement are for convenience only and shall not be taken into account in determining the meaning of any provision of this Agreement.  The words “hereof” and “herein” refer to this entire Agreement and not merely the Section in which such words appear.  If the last day for performance of any obligation hereunder is not a Business Day, then the deadline for such performance or the expiration of the applicable period or date shall be extended to the next Business Day.

8.12  Invalid Provisions

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

8.13  Confidentiality; Publicity

The Partnership agrees to maintain in confidence through Closing, unless otherwise required by applicable Law to disclose, all material and information received from Essex or otherwise regarding the Property and the other matters which are the subject of this Agreement.  In the event this Agreement is terminated, each party shall promptly return to the other all materials delivered to such party by the other party.  The Partnership agrees that, prior to the Closing Date, it shall not, without the prior written consent of Essex, publicly or privately reveal any information relating to the existence or terms and conditions of the transactions contemplated hereby.  Notwithstanding anything to the contrary contained in this Agreement, Essex shall have the sole right to determine the form, timing and substance of, and to issue, all publicity concerning the transactions contemplated by this Agreement.

8.14  Time of Essence

Time is of the essence with respect to this Agreement.

8.15  Attorneys Fees

If this Agreement or the transactions contemplated herein gives rise to a lawsuit, arbitration or other legal proceeding between the parties hereto, the prevailing party shall be entitled to recover its costs and reasonable attorney fees in addition to any other judgment of the court or arbitrator(s).

8.16  Essex Approvals and Decisions

If the approval, consent or decision of  “Essex” is required under this Agreement, or is “Essex” is required to give notice under this Agreement, then any such approval, consent, decision or notice may be given by any of EMC, EPLP or Essex REIT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to Restructure Partnership as an instrument under seal as of the date and year first above written.

THE PARTNERSHIP:
WESTERN-MOUNTAIN VIEW II INVESTORS, a California limited partnership
/s/ GEORGE M. MARCUS George M. Marcus, a general partner /s/ DONALD V. BAPTIST Donald V. Baptist, a general partner /s/ JAMES FUQUA James Fuqua, a general partner
ESSEX:
ESSEX PORTFOLIO, L.P., a California limited partnership
By: Essex Property Trust, Inc, its general partner
/s/ JORDAN E. RITTER By: Jordan E. Ritter Its: Senior Vice President
ESSEX REIT:
ESSEX PROPERTY TRUST, INC., a Maryland corporation
/s/ JORDAN E. RITTER By: Jordan E. Ritter Its: Senior Vice President

EMC:
ESSEX MANAGEMENT CORPORATION, a California corporation
/s/ JORDAN E. RITTER By: Jordan E. Ritter Its: Senior Vice President

GENERAL PARTNERS:
/s/ GEORGE M. MARCUS
George M. Marcus
/s/ DONALD V. BAPTIST
Donald V. Baptist
/s/ JAMES FUQUA
James Fuqua

THE FOLLOWING SCHEDULES AND EXHIBITS HAVE BEEN OMITTED AND WILL BE FURNISHED TO THE SEC UPON REQUEST:

EXHIBIT’S: A, B, C, D, E, F, G, H, I, J, K, L, M, N, O.

SCHEDULE’S: 1, 3.1(X), 3.1(Y), 3.2(E).